Exhibit 10.7

[Execution Version]

LOAN AGREEMENT

by and among

Green Brick Partners, Inc.

and

THE LENDERS PARTY HERETO

and

Greenlight ape, llc,

as Administrative Agent

October 27, 2014

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4.9	INDEMNIFICATION BY BORROWER		28

5. REPRESENTATIONS AND WARRANTIES			29
5.1	Representations and Warranties		29
	5.1.1	Organization and Qualification	29
	5.1.2	Ventures and Subsidiaries; Outstanding Stock	29
	5.1.3	Power and Authority	30
	5.1.4	Validity and Binding Effect	30
	5.1.5	No Conflict	30
	5.1.6	Federal Reserve Regulations	30
	5.1.7	Foreign Assets Control Regulations, Export Controls and Anti-Money Laundering	31
	5.1.8	Patriot Act	31
	5.1.9	No Event of Default; Compliance with Instruments	31
	5.1.10	Investment Company Act	32
	5.1.11	Solvency	32
	5.1.12	Security Documents	32

6. CONDITIONS OF LENDING			33
6.1	Closing Date Loan		33
	6.1.1	Loan Agreement	33
	6.1.2	Security Documents	33
	6.1.3	Representations and Warranties	34
	6.1.4	Officer’s Certificates	34
	6.1.5	Secretary’s Certificate	34
	6.1.6	Closing Date Acquisition	35
	6.1.7	Rights Offering and Common Stock Issuance	35
	6.1.8	Indebtedness and Liens	35
	6.1.9	Opinion of Counsel	35
	6.1.10	Insurance Certificates	35
	6.1.11	Payment of Costs and Expenses	36
	6.1.12	Patriot Act	36

7. COVENANTS			36
7.1	Affirmative Covenants		36
	7.1.1	Preservation of Existence, Etc.	36
	7.1.2	Payment of Liabilities, Including Taxes, Etc.	36
	7.1.3	Maintenance of Insurance	37
	7.1.4	Visitation Rights	37
	7.1.5	Keeping of Records and Books of Account	37
	7.1.6	Compliance with Laws	37
	7.1.7	Use of Proceeds	38
	7.1.8	Further Assurances; Additional Security	38
	7.1.9	Environmental Compliance	40
	7.1.10	Accounting and Financial Management	40
7.2	Negative Covenants		40
	7.2.1	Indebtedness	40

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	7.2.2	Liens	42
	7.2.3	Loans and Investments	42
	7.2.4	Dividends and Related Distributions	43
	7.2.5	Liquidations, Mergers, Consolidations, Acquisitions	43
	7.2.6	Dispositions of Assets or Subsidiaries	43
	7.2.7	Affiliate Transactions	44
	7.2.8	Continuation of or Change in Business	44
	7.2.9	Fiscal Year	44
	7.2.10	Issuance of Stock	44
	7.2.11	Changes in Documents	45
	7.2.12	Inconsistent Agreements	45
	7.2.13	ERISA	45
	7.2.14	Foreign Subsidiaries	45
	7.2.15	Hedging Arrangements	45
	7.2.16	Fixed Charge Coverage Ratio	45
7.3	Reporting Requirements		46
	7.3.1	Quarterly Financial Statements	46
	7.3.2	Annual Financial Statements	46
	7.3.3	Certificates of Borrower	46
	7.3.4	Notice of Default	47
	7.3.5	Certain Events	47
	7.3.6	Other Information	48
	7.3.7	Annual Budget	48

8. DEFAULT			48
8.1	Events of Default		48
	8.1.1	Payments Under Loan Documents	48
	8.1.2	Breach of Warranty	48
	8.1.3	Breach of Certain Covenants	48
	8.1.4	Breach of Other Covenants	48
	8.1.5	Defaults in Other Agreements or Indebtedness	49
	8.1.6	Final Judgments or Orders	49
	8.1.7	Loan Document Unenforceable	49
	8.1.8	Insolvency	50
	8.1.9	Cessation of Business	50
	8.1.10	Change of Control	50
	8.1.11	ERISA Event	50
	8.1.12	Involuntary Proceedings	50
	8.1.13	Voluntary Proceedings	50
8.2	Consequences of Event of Default		50
	8.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	50
	8.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	51
	8.2.3	Suits, Actions, Proceedings	51
	8.2.4	Application of Proceeds	51
	8.2.5	Other Rights and Remedies	52

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9. THE ADMINISTRATIVE AGENT and the Collateral Agent			52
9.1	Appointment		52
9.2	Duties; Delegation of Duties		52
	9.2.1	Collateral Matters	52
	9.2.2	Administrative Agent May File Proofs of Claim	53
9.3	Nature of Duties; Independent Credit Investigation		53
9.4	Actions in Discretion of Agents; Instructions From the Lenders		54
9.5	Exculpatory Provisions; Limitation of Liability		54
9.6	Reimbursement and Indemnification of Agents by Lenders		55
9.7	Reliance by Agents		55
9.8	Notice of Default		55
9.9	Notices		56
9.10	Lenders and Agents in Their Individual Capacities		56
9.11	Holders of Notes		56
9.12	Equalization of Lenders		56
9.13	Successor Agent		57
9.14	Availability of Funds		57
9.15	Calculations		57
9.16	Beneficiaries		57

10. MISCELLANEOUS			58
10.1	Modifications, Amendments or Waivers		58
	10.1.1	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	58
	10.1.2	Release of Collateral	58
	10.1.3	Miscellaneous	58
10.2	No Implied Waivers; Cumulative Remedies; Writing Required		58
10.3	Reimbursement and Indemnification of Lenders by Borrower; Taxes		59
10.4	Holidays		60
10.5	Notices		60
10.6	Severability		61
10.7	Governing Law		61
10.8	Prior Understanding		61
10.9	Duration; Survival		61
10.10	Successors and Assigns		61
10.11	Confidentiality		63
	10.11.1	General	63
	10.11.2	Sharing Information with Affiliates of the Lenders	64
	10.11.3	Nonliability of Lenders	64
10.12	Counterparts		65
10.13	Administrative Agent’s or Lender’s Consent		65
10.14	Exceptions		65
10.15	CONSENT TO FORUM; WAIVER OF JURY TRIAL		65
10.16	Tax Withholding Clause		66
10.17	No Reliance on Administrative Agent’s Customer Identification Program		67

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LIST OF SCHEDULES

SCHEDULES

SCHEDULE 1.1(A)	–	COMMITMENTS OF LENDERS

Schedule 5.1.2	–	Ventures and Subsidiaries; Outstanding Stock

Schedule 7.2.1	–	Indebtedness

Schedule 7.2.2	–	Liens

Schedule 7.2.3	–	Loans and Investments

SCHEDULE 7.2.7	–	TRANSACTIONS WITH AFFILIATES

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LOAN AGREEMENT

THIS LOAN AGREEMENT dated October 27, 2014, is entered into by and among Green Brick Partners, Inc., a Delaware corporation (“Borrower”), the lenders listed as lenders on Schedule 1.1(A) attached hereto (the “Lenders”), and Greenlight APE, LLC, as administrative agent (together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent”) for the Lenders under this Agreement.

WITNESSETH:

WHEREAS, reference is made to the Transaction Agreement, dated as of June 10, 2014 (together with the exhibits and disclosure schedules thereto, the “Transaction Agreement”), by and among Borrower, the sellers party thereto (“Sellers”) and the acquired companies party thereto (the “Acquired Companies”), pursuant to which Sellers have agreed to sell, and Borrower has agreed to acquire (the “Closing Date Acquisition”), 100% of the Capital Stock of the Acquired Companies;

WHEREAS, the consideration for the Closing Date Acquisition is a combination of cash and the issuance of common stock, par value $0.01 per share, of Borrower (the “Common Stock”) to Sellers (the “Common Stock Issuance”);

WHEREAS, prior to and contingent upon the consummation of the Closing Date Acquisition, Borrower will conduct a rights offering for shares of its Common Stock to raise, collectively with the transactions contemplated by Section 9(b) of the Voting Agreement and the transactions contemplated by the Backstop Agreements, at least $70,000,000 (the “Rights Offering” and, together with the Closing Date Acquisition, the Common Stock Issuance and the financing pursuant to this Agreement, collectively, the “Transactions”);

WHEREAS, the Closing Date Acquisition will be financed in part by the proceeds of the Rights Offering and from the financing pursuant to this Agreement;

WHEREAS, Borrower has requested, and the Lenders have agreed to make available to Borrower, a term loan in an aggregate principal amount of $150,000,000 upon and subject to the terms and conditions set forth in this Agreement to (i) fund a portion of the Closing Date Acquisition as provided in the Transaction Agreement, (ii) pay certain fees and expenses incurred in connection with the Transactions and the funding of the Loan and (iii) provide for working capital, capital expenditures and other general corporate purposes of Borrower and its Subsidiaries;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1         Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively:

“Account” shall mean, as at any date of determination, all “accounts” (as such term is defined in the Uniform Commercial Code) of the Borrower Affiliate Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Borrower Affiliate Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Borrower Affiliate Party, as stated on the respective invoice of a Borrower Affiliate Party, net of any credits, rebates or offsets owed to such customer.

“Acquired Companies” shall mean the entities listed on Schedule I to the Transaction Agreement.

“Additional Mortgage” shall have the meaning assigned to such term in the definition of the term “Collateral and Guaranty Requirement”.

“Additional Real Property” shall have the meaning assigned to such term in the definition of the term “Collateral and Guaranty Requirement”.

“Administrative Agent” shall have the meaning set forth in the preamble hereto.

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other Capital Stock of such Person, (iii) 10% or more of any class of voting interests or other Capital Stock of which is beneficially owned or held, directly or indirectly, by such Person; or (iv) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them, as the context may require.

“Agreement” shall mean this Loan Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“Anti-Money Laundering Laws, Export Controls and Economic Sanctions” shall have the meaning specified in Section 5.1.6.

“Anti-Terrorism Law” shall mean the Laws referred to, directly or indirectly, in Section 10.17 and Executive Order 13224.

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“Authorized Officer” shall mean Borrower’s President, Chief Executive Officer, Chief Financial Officer, General Counsel and those individuals, designated by written notice to the Administrative Agent from Borrower, authorized to execute notices, reports and other documents on behalf of Borrower required hereunder.  Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Backstop Agreements” shall have the meaning specified in the Transaction Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning specified in the preamble hereto.

“Borrower Affiliate Parties” shall mean Borrower and all of Borrower’s Subsidiaries, and “Borrower Affiliate Party” shall mean any of them.

“Borrowing Date” shall mean, with respect to the Loan, the Closing Date.

“Builder Subsidiaries” shall mean The Providence Group of Georgia, LLC, CB JENI Homes of DFW LLC, Southgate Homes DFW, LLC, JBGL A&A, LLC and each of their respective subsidiaries.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, units, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Change of Control” shall mean:

(i)          at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the voting power of the Common Stock on a Fully Diluted Basis of Borrower;

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(ii)         during any period of twelve (12) consecutive months, a majority of the members of the board of directors of Borrower cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to the board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board, (iii) whose election or nomination to the board was approved by individuals referred to in clause (i) or (ii) above constituting at the time of such election or nomination at least a majority of the board or (iv) whose election or nomination was approved by one or more Permitted Holders (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of the board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(iii)        any Person (other than a Permitted Holder) or two or more Persons (none of whom are Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the Common Stock on a Fully Diluted Basis (and taking into account all such securities that such Person(s) or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

“CIP Regulations” shall have the meaning provided for in Section 10.17.

“Closing Date” shall mean the date hereof.

“Closing Date Acquisition” shall have the meaning specified in the recitals hereto.

“Closing Transaction Costs” shall have the meaning provided for in Section 5.1.11.

“Collateral” shall mean all “Collateral” referred to in the Security Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent or any sub-agent for the benefit of the Secured Parties.

“Collateral Agent” shall have the meaning specified in the preamble hereto.

“Collateral and Guaranty Requirement” shall mean, at any time, the requirement that (in each case, subject to Sections 6.1.2 and 7.1.8(f)):

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(a)          (i) all Indebtedness of Borrower and each Subsidiary (other than (x) intercompany Indebtedness incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of Borrower and each Subsidiary or (y) to the extent that a pledge of such promissory note or instrument would violate applicable Law) that is owing to any Loan Party (A) shall be evidenced by a promissory note or other instrument in form reasonably satisfactory to the Administrative Agent and (B) shall have been pledged pursuant to the Pledge and Security Agreement (or other applicable Security Document) and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (other than with respect to any such intercompany debt the perfection of the pledge of which does not require delivery to the Collateral Agent);

(b)          except as otherwise contemplated by any Security Document (including with regard to deposit accounts), all documents and instruments (including, in the United States of America, filings of Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office) and all other actions required by law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording, or taken concurrently with or promptly following the execution and delivery of each such Security Document;

(c)          in the case of any real property acquired after the Closing Date and to the extent required pursuant to Section 7.1.8 (each, an “Additional Real Property”), the following requirements shall have been satisfied, in each case, on or prior to the date required pursuant to Section 7.1.8:

(i) the Collateral Agent shall have received a Mortgage (each, an “Additional Mortgage”), duly authorized and executed, and in form for recording in the recording office of each jurisdiction where such Additional Real Property to be encumbered thereby is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create a valid and enforceable Lien, subject to no other Liens except as are permitted by Section 7.2.2 or arising by operation of law, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent;

(ii) at the time of perfection thereof, Borrower shall record or file, and/or cause each such Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith;

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(iii) the Collateral Agent shall have received policies or certificates of insurance (including flood insurance) to the extent customary and obtainable after the use of commercially reasonable efforts, it being understood that in any event the items required pursuant to this clause (iii) shall be required to be delivered prior to or on the day on which Mortgages are delivered pursuant to clause (i) above with respect to each Mortgaged Property;

(iv) with respect to each Additional Mortgage, the Collateral Agent shall have received a mortgagee’s title insurance policy or signed commitment to issue such policy in favor of the Collateral Agent, as mortgagee, in amounts and in form and substance and issued by insurers, in each case reasonably satisfactory to the Collateral Agent, with respect to each Additional Real Property, insuring the Lien of each such Additional Mortgage as a valid first-priority Lien or a valid Lien with other priority as required by a restriction permitted by Section 7.2.12(x) or otherwise agreed to by the Collateral Agent on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 7.2.2, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and a survey or, in the case of an individual building lot for a single-family residence, a copy of a recorded plat or map of such lot; and

(v) with respect to each Additional Mortgage, if requested by the Collateral Agent, the Collateral Agent shall have received an opinion of counsel to the Loan Parties in each jurisdiction where a Mortgaged Property is located, in each case in form and substance reasonably satisfactory to the Collateral Agent; and

(d)        except as set forth pursuant to any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(e)          in the case of any Person that becomes a Loan Party after the Closing Date, the Collateral Agent shall have received from such Loan Party, (A) a supplement to the Pledge and Security Agreement and a supplement to the Guaranty Agreement, each in the form specified therein, duly executed and delivered on behalf of such Person, (B) such other Security Documents as may be required to be delivered pursuant to Section 7.1.8, and (C) evidence that any other requirements of Section 7.1.8 shall have been complied with.

“Commitment” shall mean, as to any Lender at any time, the amount set forth opposite its name on Schedule 1.1(A), and “Commitments” shall mean the aggregate Commitments of all of the Lenders; provided, that for the avoidance of doubt, following the Closing Date, the amount of aggregate Commitments of all Lenders shall be equal to $0.

“Common Stock” shall have the meaning specified in the recitals hereto.

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“Common Stock Issuance” shall have the meaning specified in the recitals hereto.

“Consolidated Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate amount incurred that would, in accordance with GAAP, be classified as capital expenditures on a consolidated statement of cash flows of such Person and its Subsidiaries for such period.

“Consolidated Cash Interest Expense” shall mean, with respect to Borrower and its Subsidiaries, gross interest expense for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments, but excluding (i) net of amounts paid or payable and/or received or receivable under hedging contracts in respect of interest rates, (ii) the amortized amount of debt discount and debt issuance costs, (iii) interest paid or payable by the issuance of payment-in-kind notes or other Indebtedness and (iv) other non-cash interest) minus interest income for such period.

“Consolidated EBITDA” shall mean the net income (or loss) for the applicable period of measurement of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP;

(A)         but excluding: (a) the income (or loss) of any Person (other than Builder Subsidiaries, the income (or loss) of which shall not be excluded) in which any other Person (other than Borrower or any of its Wholly-Owned Subsidiaries) has an ownership interest, except to the extent that any such income has been actually received in cash by a Loan Party or a Subsidiary during such period; (b) non-cash gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the ordinary course of business of Borrower and its Subsidiaries, and related tax effects in accordance with GAAP; (c) any other extraordinary, unusual or non-recurring gains or losses of Borrower or its Subsidiaries and related tax effects in accordance with GAAP; and (d) gains or losses (whether or not realized) with respect to obligations under hedging agreements;

(B)         plus, without duplication and to the extent reflected as a charge in the statement of such net income for such period: (a) all amounts deducted in calculating such net income (or loss) for depreciation or amortization for such period; (b) gross interest expense (less interest income) deducted in calculating such net income (or loss) for such period; (c) all accrued taxes on or measured by income to the extent deducted in calculating such net income (or loss) for such period; (d) all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating such net income (or loss) for such period, including, without limitation, (i) non-cash compensation expense, (ii) write-offs and write-downs (other than in respect of Accounts or Inventory) and (iii) losses from early extinguishment of debt; (e) fees and expenses incurred in connection with the closing of the Transactions to the extent deducted in calculating such net income (or loss) for such period; (f) all proceeds of business interruption insurance to the extent not already included in determining such net income (or loss) for such period; (g) any reduction in such net income arising from any purchase accounting adjustments arising as a result of the Transactions to the extent deducted in calculating such net income (or loss) for such period; and (h) upfront fees and expenses payable in connection with the issuance of any Capital Stock or Capital Stock equivalents permitted hereunder, or the incurrence of debt permitted hereunder (in each case whether or not consummated) to the extent deducted in calculating such net income (or loss) for such period; and

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(C)         plus, without duplication and to the extent deducted in calculating such net income for such period, the Closing Transaction Costs.

For purposes of calculating Consolidated EBITDA as of any date of measurement ending on or before June 30, 2015, Consolidated EBITDA for: (a) the calendar quarter ending March 31, 2014 shall be deemed to equal $7,993,190, (b) the calendar quarter ending June 30, 2014 shall be deemed to equal $8,056,782 and (c) the calendar quarter ending September 30, 2014 shall be deemed to equal $4,462,888.

“Copyright Security Agreement” shall have the meaning specified in the Pledge and Security Agreement.

“Declined Proceeds” shall have the meaning provided for in Section 4.7.

“Debt Service Amount” shall have the meaning provided for in the definition of “Fixed Charge Coverage Ratio”.

“Default” shall mean any event or condition which with notice, passage of time or any combination of the foregoing would constitute an Event of Default.

“Default Rate” shall have the meaning provided for in Section 3.2.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Dormant Subsidiaries” shall mean any and all of BFE Holdings, LLC, BFE Operating Company, LLC, Buffalo Lake Energy, LLC, Pioneer Trail Energy, LLC, Oregon Trail Energy, LLC, Wagon Wheel Energy, LLC and Gilman Trail Energy, LLC.

“Environmental Claim” shall mean, with respect to any Person, (i) any notice, claim, administrative, regulatory or judicial or equitable action, suit, Lien, judgment or demand by any other Person or (ii) any other written communication by any Official Body, in either case alleging or asserting such Person’s liability for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damages to natural resources (including, without limitation, wetlands, wildlife, aquatic and terrestrial species and vegetation) or other Property, property damages or personal injuries, or seeking injunctive relief, fines or penalties arising out of, based on or resulting from (x) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Governmental Approval issued under any Environmental Law.

“Environmental Law” shall mean any and all laws relating to protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, petrochemicals or petroleum, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

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“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity with which an entity is considered a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the failure of any Plan to meet the minimum funding standard of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention, or the institution by the PBGC of proceedings, to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; or (h) the imposition of liability on Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA.

“Events of Default” shall mean any of the events described in Section 8.1 and referred to therein as an “Event of Default.”

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by the Borrower acting in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code.

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“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period minus the sum of (i) Consolidated Capital Expenditures paid or payable in cash by such Person and its Subsidiaries during such period (except those financed with borrowed money other than the Term Loan) plus (ii) income taxes paid or payable by such Person and its Subsidiaries in cash during such period, to (b) the sum (the “Debt Service Amount”) of (i) all scheduled payments of principal of any Indebtedness and Capital Lease Obligations paid or payable in cash during such period, plus (ii) Consolidated Cash Interest Expense of such Person and its Subsidiaries paid or payable in cash during such period.

Notwithstanding the foregoing, for purposes of determining the Debt Service Amount as of or for the four quarter period ending on any date set forth below, the Debt Service Amount shall be calculated in accordance to the method set forth in the table below opposite such date:

Date	Debt Service Amount

December 31, 2014	The aggregate Debt Service Amount for the two fiscal month period ending on December 31, 2014 times 6

March 31, 2015	The aggregate Debt Service Amount for the two fiscal month period ending on December 31, 2014 and the fiscal quarter period ending on March 31, 2015 times 12/5

June 30, 2015	The aggregate Debt Service Amount for the two fiscal month period ending on December 31, 2014 and the two fiscal quarter period ending on June 30, 2015 times 3/2

September 30, 2015	The aggregate Debt Service Amount for the two fiscal month period ending on December 31, 2014 and the three fiscal quarter period ending on September 30, 2015 times 12/11

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fully Diluted Basis” shall mean, at a given time, all shares of Common Stock of Borrower issued and outstanding at such time, plus all such shares then issuable upon exercise of all then outstanding options, warrants and other convertible securities, whether or not such options, warrants or convertible securities are actually exercisable or convertible at such time, all calculated on an “as converted” to common stock basis.

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“GAAP” shall mean generally accepted accounting principles in the United States of America as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“Governmental Approval” shall mean any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Official Body.

“Guarantor” shall mean (i) each Subsidiary of Borrower existing on the Closing Date, and (ii) each other Subsidiary of Borrower that is acquired or formed after the Closing Date; provided, that no Guaranty of the Obligations by a Subsidiary of Borrower shall be required if (x) such Guaranty is prohibited or restricted by applicable law or by contract existing on the Closing Date (including, for the avoidance of doubt, any governing document of any entity not wholly owned by Borrower upon or after the closing of the Transactions), including any requirement to obtain the consent of any Official Body or third party, unless such consent has been obtained, (y) such Guaranty would result in adverse tax consequences or (z) Borrower and the Administrative Agent reasonably determine that the cost of obtaining such Guaranty is excessive in relation to the value of the Guaranty to be provided thereby. For the avoidance of doubt, none of the Builder Subsidiaries shall be a Guarantor on the Closing Date, and as long as any of them shall not become a direct or indirect wholly-owned Subsidiary of Borrower, shall be required to be a Guarantor after the Closing Date.

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business and except obligations in the nature of subrogation or guarantees for the benefit of Persons providing performance bonds for actions by Borrower specifically incident to the issuance of such performance bonds.

“Guaranty Agreement” shall mean the Guaranty Agreement, dated as of the date hereof, by and among the Guarantors and the Collateral Agent.

“Hazardous Material” shall mean any substance that is regulated or could lead to liability under any Environmental Law, including, but not limited to, any petroleum or petroleum product, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, hazardous waste, hazardous material, hazardous substance, toxic substance, contaminant or pollutant, as defined or regulated as such under, any applicable Environmental Law.

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“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements but excluding operating leases) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), (v) the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP and (vi) any Guaranty of Indebtedness described in clauses (i) through (v) above.

“Indemnified Liabilities” shall have the meaning provided for in Section 4.9.

“Indemnified Party” shall have the meaning provided for in Section 4.9.

“Interest Payment Date” shall have the meaning provided for in Section 4.3.1.

“Interest Rate” shall mean 9.0% per annum from the Closing Date through the first anniversary of the Closing Date, and 10.0% per annum thereafter.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Inventory” shall mean all of the “inventory” (as such term is defined in the Uniform Commercial Code) of the Borrower Affiliate Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work in process and finished Real Property Inventory or goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Borrower Affiliate Party’s custody or possession, including inventory on the premises of others and items in transit.

“Investment” in any Person shall mean, without duplication: (a) the acquisition (whether for cash, securities, other Property, services or otherwise) or holding of Capital Stock, bonds, notes or debentures or other securities of such Person, or any agreement to make any such acquisition or to make any capital contribution to such Person; or (b) the making of any deposit with, or advance, loan or other extension of credit to, such Person.

“Junior Liens” shall mean Liens (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Loan Documents on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are pari passu with, or junior in priority to, other Liens constituting Junior Liens).

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“Land Bank Transaction” shall mean a series of related transactions in which one or more lots are sold by a Borrower Affiliate Party to a third party and subsequently re-sold to a Borrower Affiliate Party pursuant to a lot takedown agreement.

“Law” shall mean, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Official Body, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Lenders” shall mean the institutions listed as lenders named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement (other than precautionary financing statement filed in respect of operating leases) or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan” or “Term Loan” shall mean the Term Loan made by a Lender or the Lenders to Borrower pursuant to Section 2.1 on the Closing Date.

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

“Loan Parties” shall mean, collectively, Borrower and each Guarantor.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Change” or “Material Adverse Effect” shall mean any set of circumstances or events which (a) has or would reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, prospects, condition (financial or otherwise) or results of operations of the Borrower Affiliate Parties taken as a whole, (c) impairs or would reasonably be expected to impair the ability of any of the Borrower Affiliate Parties to duly and punctually pay or perform its Indebtedness, (d) impairs materially or would reasonably be expected to impair materially the ability of the Administrative Agent, the Collateral Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document or (e) impairs materially or would reasonably be expected to impair materially the enforceability or the priority intended under the Security Documents of the Collateral Agent’s Liens with respect to all or a material portion of the Collateral.

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“Maturity Date” shall mean October 27, 2019.

“Maximum Rate” shall have the meaning provided for in Section 3.3.

“Mortgaged Properties” shall mean each Real Property encumbered by a Mortgage pursuant to Section 7.1.8.

“Mortgages” shall mean the mortgages, debentures, hypothecs, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered pursuant to Section 7.1.8, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Issuance Proceeds” shall mean, in respect of any issuance of equity or incurrence of Indebtedness of any Person (in each case, except for (a) any issuance of directors’ qualifying shares to the extent such issuance is approved by the board of directors (or other similar governing body) of such Person and (b) sales or issuances of Capital Stock to management or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time to the extent such sales or issuances are approved by the board of directors (or other similar governing body) of such Person), cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith.

“Notes” or “Term Notes” shall mean collectively and Note or Term Note shall mean separately all the Notes or Term Notes as the case may be of Borrower evidencing the Term Loan in the form reasonably satisfactory to the Administrative Agent, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Notices” or “Notice” shall have the meanings provided for in Section 10.5.

“Obligation” shall mean any obligation or liability of any Borrower Affiliate Party to the Administrative Agent, the Collateral Agent or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under this Agreement, the Notes or any other Loan Document.

“OFAC” shall have the meaning specified in Section 5.1.6.

“Official Body” shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

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“Participant” shall have the meaning provided for in Section 10.10(d).

“Participant Register” shall have the meaning provided for in Section 10.10(d).

“Patent Security Agreement” shall have the meaning specified in the Pledge and Security Agreement.

“Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holder” shall mean (i) an investment fund or vehicle administered, managed or advised by Greenlight Capital, Inc. and their Affiliates, (ii) any Person or group of Persons to whom, by contract or otherwise, Greenlight Capital, Inc. or any of its Affiliates transfers “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of the voting power of the Common Stock, other than any such Person that acquired such beneficial ownership pursuant to (a) an underwritten public offering or (b) a “broker’s transaction” within the meaning of Rule 144(f) under the Securities Act of 1933, and (iii) James R. Brickman, Brickman Member Joint Venture and their respective Affiliates.

“Permitted Investments” shall mean:

(i)          direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)         commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii)        demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(iv)        money market funds rated at least “AA” by Standard & Poors or “Aa” by Moody’s Investor Services, Inc.; and

(v)         Investments consisting of promissory notes or other non-cash consideration received as proceeds of asset dispositions permitted by Section 7.2.6.

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“Permitted Liens” shall mean:

(i)          (a) any Lien existing on the Closing Date and set forth in Schedule 7.2.2, (b) any Lien securing Permitted Refinancing Indebtedness to the extent permitted by the definition thereof, (c) any Lien on Real Property Inventory of a Borrower Affiliate Party securing Specified Replacement Indebtedness and (d) any Lien on any Property of a Borrower Affiliate Party to replace any Property referred to in clause (a), (b) or (c) above as a result of such Property being sold, disposed of or otherwise transferred (in whole or in part) in the ordinary course of business;

(ii)         Liens created under the Loan Documents;

(iii)        Liens for taxes, assessments, or similar charges to the extent not required to be paid under Section 7.1.2;

(iv)        Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(v)         Liens arising out of a judgment or award that (a) does not constitute an Event of Default under Section 8.1.6 and (b) is subject to a good faith contest by the Borrower Affiliate Parties and in respect of which, if applicable, a Borrower Affiliate Party shall have set aside on its books reserves in accordance with GAAP;

(vi)        Liens securing Indebtedness permitted under Section 7.2.1(c) limited to the assets purchased, developed, improved or constructed with such Indebtedness or leased pursuant to such capital leases;

(vii)       Liens imposed by Law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, a Borrower Affiliate Party shall have set aside on its books reserves in accordance with GAAP;

(viii)      (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower Affiliate Party;

(ix)         deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

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(x)          zoning restrictions, survey exceptions and such other encumbrances as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower Affiliate Party;

(xi)         Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Sections 7.1.3 and 7.1.8 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than that was subject to such Lien prior to such replacement, extension or renewal and Real Estate Inventory under construction or constructed thereon; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(xii)        any interest or title of a lessor or sublessor under any leases or subleases entered into by any Borrower Affiliate Party in the ordinary course of business;

(xiii)       Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of any Borrower Affiliate Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower Affiliate Party;

(xiv)      Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(xv)       Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 7.2.1(d) or 7.2.1(g) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(xvi)      leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower Affiliate Parties, taken as a whole;

(xvii)     Liens solely on any cash earnest money deposits made by any of any Borrower Affiliate Party in connection with (a) Land Bank Transactions or (b) any letter of intent or purchase agreement in respect of any Investment permitted under Section 7.2.3;

(xviii)    Liens on Real Property Inventory of any Borrower Affiliate Party to the extent such Real Property Inventory secures Specified Deferred Purchase Price Debt;

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(xix)       Liens for homeowner, condominium and similar association fees, assessments and other payments; and

(xx)        assignments of insurance or condemnation proceeds provided to landlords (or their mortgages) pursuant to the terms of any lease of property leased by a Borrower or any Subsidiary, in each case with respect to the property so leased, and customary Liens and rights reserved in any lease for rent or for compliance with the terms of such lease.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and original issue discounts, underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is Indebtedness of a Loan Party, such Permitted Refinancing Indebtedness shall not be incurred by Subsidiaries that are not Loan Parties and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including pursuant to after-acquired property to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced; provided, that any Indebtedness secured by a Junior Lien may be Refinanced with Indebtedness that is secured by Junior Liens that are senior in priority to the Junior Liens securing such Indebtedness being Refinanced, so long as the Liens securing such Refinancing Indebtedness are subject to intercreditor terms that, vis-à-vis the Obligations, are no less favorable to the Lenders than those set forth in the intercreditor agreement governing such Indebtedness being Refinanced.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“PIK Election” shall have the meaning provided for in Section 4.3.1(b).

“PIK Quarter” shall have the meaning provided for in Section 7.2.16.

“Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA other than a Multiemployer Plan.

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“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, by and among Borrower, each other Loan Party and the Collateral Agent.

“Pledged Collateral” shall mean the Pledged Stock and the Pledged Debt, in each case as defined in the Pledge and Security Agreement.

“Principal Office” shall mean the main office of the Administrative Agent in New York, New York.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Ratable Share” shall mean the proportion that a Lender’s Commitment or portion of the Loan bears to the total Commitments or total Loan amount of all of the Lenders.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Borrower Affiliate Party that is a rate swap, basis swap, forward rate transaction, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, or other financial measures.

“Real Property” shall mean all real property owned, leased or subleased or otherwise operated or occupied by any Borrower Affiliate Party.

“Real Property Inventory” shall mean all Real Property intended for sale (or intended to be developed and constructed for sale) in the ordinary course of business of any Borrower Affiliate Party.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning given to such term in Section 10.10(b) hereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulations” shall have the meaning provided for in Section 10.16.

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“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material, but excluding (i) emissions from the engine exhaust of a motor vehicle and (ii) the normal application of fertilizer).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

“Required Lenders” shall mean, at any time, Lenders having Loans representing more than 50% of the sum of all Loans outstanding at such time.

“Required Prepayment Date” shall have the meaning provided for in Section 4.7.

“Rights Offering” shall have the meaning specified in the recitals hereto.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Parties” shall mean the “Secured Parties” as defined in the Pledge and Security Agreement.

“Security Documents” shall mean the Pledge and Security Agreement, the Guaranty Agreement, the Mortgages, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 7.1.8, in each case, as amended from time to time in accordance with the terms hereof and thereof.

“Sellers” shall have the meaning specified in the Transaction Agreement.

“SDN List” shall have the meaning provided for in Section 5.1.6.

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its subsidiaries, on a consolidated basis, at fair valuation, exceeds their debts and liabilities, subordinated, contingent, unliquidated, or otherwise, (b) the present fair saleable value of the property of such Person and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the total amount, on a consolidated basis, of their debts and other liabilities, subordinated, contingent, unliquidated, or otherwise, (c) such Person and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) such Person and its subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is conducted as of such date and as such business is proposed to be conducted following such date. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

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“Specified Deferred Purchase Price Debt” shall mean Indebtedness consisting of deferred purchase price obligations owed to sellers of land or lots for development or construction of Real Estate Inventory in the ordinary course of business.

“Specified Replacement Indebtedness” shall mean a secured line of credit to replace the previously terminated line of credit with Plains Capital Bank in an available principal amount not in excess of $10,000,000.

“Subsidiary” of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Capital Stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Official Body and any and all interest and penalties related thereto.

“Trademark Security Agreement” shall have the meaning specified in the Pledge and Security Agreement.

“Transaction Agreement” shall have the meaning specified in the recitals hereto.

“Transactions” shall have the meaning specified in the recitals hereto.

“Voting Agreement” shall have the meaning specified in the Transaction Agreement.

“Voting Stock” shall mean with respect to any Person, shall mean Capital Stock the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency.

“Waivable Mandatory Prepayment” shall have the meaning provided for in Section 4.7.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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1.2         Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1      Number; Inclusion.  References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2      Determination.  References to “determination” of or by the Administrative Agent or the Lenders shall mean good-faith estimates by the Administrative Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3      Documents Taken as a Whole.  The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.4      Headings.  The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents, preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.5      Implied References to this Agreement.  Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.6      Persons.  Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.7      Modifications to Documents.  Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.8      From, To and Through.  Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.9      Shall; Will.  References to “shall” and “will” are intended to have the same meaning.

1.3         Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 (and all defined terms used in the definition of any accounting term used in Section 7.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements except that interim financial statements will not have footnote disclosures.

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1.4         Concerning Corporate Terms.  When terms such as “stock,” “shares,” “shareholders,” “corporate,” “company” and similar terms generally associated with corporations are used herein or in the Loan Documents, they shall be deemed as well to refer to limited liability member interests, owners of those interests and a limited liability company or similar entity, as the context may require, and references to corporate governance documents and procedures shall have their appropriate and correlative meanings with respect to limited liability companies, as the context may require, and vice versa.

2. TERM FACILITY

2.1         Term Loan Commitment.  Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally but not jointly agrees to make such Lender’s portion of the Term Loan to Borrower on the Closing Date; provided, that after giving effect to the Term Loan the amount of the Term Loan of such Lender shall not exceed such Lender’s Commitment.  Notwithstanding anything in this Agreement to the contrary, amounts borrowed hereunder and repaid may not be re-borrowed.

2.2         Nature of Lenders’ Obligations with Respect to the Term Loan.  Each Lender hereby agrees to participate in the initial and sole request for the Term Loan in accordance with its Commitment.  The obligations of each Lender hereunder are several, and not joint and several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of Borrower to any other party nor shall any other party be liable for the failure of such non-performing Lender to perform its obligations hereunder.

2.3         Making the Term Loan.  Each Lender shall remit the principal amount of the Term Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose, fund the Term Loan to Borrower in U.S. Dollars and immediately available funds on the Borrowing Date.

2.4         Notes.  The obligation of Borrower to repay the aggregate unpaid principal amount of the Term Loan made to it by each Lender, together with interest thereon, shall be evidenced by a Term Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Ratable Share of such Lender.

3. INTEREST RATES

3.1         Interest Rate.  Borrower agrees to pay interest in respect of the outstanding Obligations hereunder as provided in Section 4.3.1, at a rate per annum equal to the Interest Rate.  The interest due on the principal balance of the Loan outstanding shall be computed based on the actual number of days elapsed from the Borrowing Date, on the basis of a year consisting of three hundred sixty (360) days, and shall be calculated by determining the average daily principal balance outstanding for each day in question.  The daily rate shall be equal to 1/360th times the Interest Rate.

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3.2         Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default under Section 8.1.1, 8.1.12 or 8.1.13 and until such time as such Event of Default shall have been cured or waived, if any principal of or interest on any Loan or any fees and expenses or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, unless the Required Lenders otherwise consent, such overdue amount shall bear interest (the “Default Rate”), after as well as before judgment, at a rate per annum equal to 2.0% plus the Interest Rate otherwise applicable to such Loan as provided in Section 3.1. The Borrower acknowledges that the increase in rates referred to in this Section 3.2 reflects, among other things, the fact that the Loan or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk, and all such interest shall be payable by Borrower upon demand by the Administrative Agent.

3.3         Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

4. PAYMENTS

4.1         Payments.  All payments and prepayments to be made in respect of principal, interest or other fees or amounts due from Borrower hereunder shall be payable prior to 12:00 noon, New York City time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and without set-off, counterclaim or other deduction of any nature.  Such payments shall be made to the Administrative Agent at the Principal Office for the ratable accounts of the Lenders with respect to the Loan in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loan and other amounts owing under this Agreement.

4.2         Pro Rata Treatment of Lenders.  The sole and initial borrowing shall be allocated to each Lender according to its Ratable Share, and each payment or prepayment by Borrower with respect to principal, interest or other fees or amounts due from Borrower hereunder to the Lenders with respect to the Loan shall (except in the case of an event specified in Section 4.8) be made in proportion to the Ratable Share of each Lender in the Loan.

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4.3         Payment Dates.

4.3.1      Interest Payment Dates.  (a) Interest on the Loan shall be due and payable (i) quarterly in arrears on the last Business Day (each an “Interest Payment Date”) of each fiscal quarter (or any portion thereof), (ii) on the Maturity Date and (iii) upon acceleration of the Notes or Obligations; provided, that interest accrued in respect of any portion of the Loan that is prepaid in connection with a voluntary prepayment of principal under Section 4.4 or a mandatory prepayment of principal under Section 4.5 shall be due and payable on the date of such prepayment.

(b)          Notwithstanding anything to the contrary in this Agreement, Borrower shall have a one-time right, exercisable at any time during the term of the Loan, to elect to pay in-kind all or a portion of up to four (4) consecutive quarters of interest due and payable in cash (“PIK Election”) by providing prior written notice of such PIK Election to the Administrative Agent at least three (3) Business Days prior to the first Interest Payment Date of such four consecutive Interest Payment Dates. Such accrued and unpaid interest so paid in-kind shall, on each such Interest Payment Date, be allocated to the Lenders’ Loans based on the Ratable Share of respective principal amounts thereof then outstanding, and be added to the outstanding principal amounts thereof and thereafter bear interest in accordance herewith.

4.3.2      Principal Payment Date.  The entire principal balance of the Loan plus all accrued and unpaid interest, and all unpaid fees and costs, if any, shall be due and payable on the Maturity Date.

4.4         Voluntary Prepayments. Borrower shall have the right at its option at any time and from time to time to prepay the Loan in whole or in part, subject to Section 4.8; provided, that (i) each such prepayment shall not be less than $1,000,000, unless the total principal amount outstanding is less than $1,000,000 and (ii) if any such prepayment is made prior to the second anniversary of the Closing Date, Borrower shall on the date of such prepayment pay to each Lender a prepayment premium equal to 1.0% of the aggregate amount of the Loan being so prepaid.

4.5         Mandatory Prepayments.  Subject to Section 4.7, Borrower shall make mandatory prepayments of the Loan, without premium or penalty except as provided in Section 4.8, as follows:

4.5.1      Debt Issuances.  Not later than three (3) Business Days following the receipt by Borrower or any Subsidiary of Borrower of Net Issuance Proceeds from the issuance or incurrence of Indebtedness (other than Net Issuance Proceeds from the issuance or incurrence of Indebtedness permitted under Section 7.2.1), Borrower shall deliver, or cause to be delivered, to the Administrative Agent an amount equal to 100% of such Net Issuance Proceeds, for application to the outstanding principal on the Loan and the accrued interest on the principal amount of the Loan so prepaid.

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4.5.2      Equity Issuances.  Not later than five (5) Business Days following the receipt of any Net Issuance Proceeds from the issuance of any Capital Stock by Borrower (other than any Capital Stock issued to any other Loan Party or any Capital Stock issued on the Closing Date as part of the Transactions), Borrower shall deliver to the Administrative Agent an amount equal to 100% of such Net Issuance Proceeds, for application to the outstanding principal on the Loan and the accrued interest on the principal amount of the Loan so prepaid.

4.6         Prepayment Notices.  Each prepayment of the Loan made pursuant to Section 4.4 or 4.5 shall be made upon notice to the Administrative Agent by 12:00 noon New York City time not less than three (3) Business Days prior to the date of such prepayment setting forth the following information:

(a)          the date, which shall be a Business Day, on which the prepayment is to be made; and

(b)          the total principal amount of such prepayment.

All prepayment notices shall be irrevocable, unless such notice expressly conditions prepayment upon the availability or the effectiveness of new financing, in which case, such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) to the extent such condition is not satisfied.  Absent any such revocation, the principal amount of the Loan for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Any prepayment hereunder shall be subject to Borrower’s obligations to indemnify the Lenders under Section 4.8.2.

4.7         Waivable Mandatory Prepayments.  Notwithstanding anything contained herein to the contrary, in the event Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loan pursuant to Section 4.5, promptly following delivery of the notice required pursuant to Section 4.6, the Administrative Agent will notify each Lender holding an outstanding Loan of the amount of such Lender’s Ratable Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the first Business Day prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Proceeds, which amount shall be applied by the Administrative Agent to prepay the Loan of those Lenders that have elected to accept such Waivable Mandatory Prepayment. The portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”) may be retained by Borrower for any purpose not prohibited by this Agreement and shall not be deemed repaid for any purpose.

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4.8         Additional Compensation in Certain Circumstances.

4.8.1      Increased Costs or Reduced Return Resulting from Taxes, Expenses, Etc.  If any change in any Law, guideline or interpretation or application thereof after the date hereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any Official Body:

(a)          subjects any Lender to any Tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loan or payments by Borrower of principal, interest or other amounts due from Borrower hereunder or under the Notes (except for (i) Taxes on the overall net income of such Lender, (ii) any withholding Taxes imposed under FATCA or (iii) Taxes attributable to such Lender’s failure to comply with Section 10.16), or

(b)          imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender; and

(c)          the result of (a) or (b) is to increase the cost to, reduce the income receivable by, or impose any expense upon any Lender with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loan by an amount which such Lender in its sole discretion deems to be material, such Lender shall from time to time notify Borrower and the Administrative Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by Borrower to such Lender ten (10) Business Days after such notice is given.

4.8.2      Losses Caused by Borrower.  In addition to the compensation required by Section 4.8.1, Borrower shall reimburse each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties) which such Lender sustains or incurs as a consequence of any of the following:

(a)          attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to prepayments under Section 4.4, except as expressly permitted by Section 4.6;

(b)          default by Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of Borrower to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder (without duplication of any payments required, under Section 4.9 or Section 10.3 in connection with any such default); or

(c)          misrepresentation by any Borrower Affiliate Party in any representation, warranty or certification made (or deemed made) at any time after the Closing Date by the Borrower Affiliate Parties in this Agreement or any other Loan Document.

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If any Lender sustains or incurs any such loss or expense, it shall from time to time notify Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by Borrower to such Lender ten (10) Business Days after such notice is given.  For purposes of clarity, notwithstanding any provision of this Section 4.8.2 to the contrary, no reimbursement shall be required to be made for loss or margin that is attributable to a prepayment made in accordance with Section 4.4.

4.8.3      Mitigation Obligation.  If any Lender requests compensation under Section 4.8.1, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loan hereunder or to assist its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.8.1, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

4.9         INDEMNIFICATION BY BORROWER.  IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, BORROWER HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER and each of their respective affiliates, successors and assigns, AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, advisors, controlling persons, members AND AGENTS OF each of THE foregoing (EACH AN “INDEMNIFIED PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL claims, ACTIONS, CAUSES OF ACTION, SUITS, inquiries, litigation or other proceeding (regardless of whether such Indemnified Party is a party thereto and regardless of whether such matter is initiated by Borrower or any of its Affiliates) LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING reasonable fees, disbursements and other charges of one outside counsel (and, if reasonably necessary, of one local counsel in any relevant jurisdiction) (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE INDEMNIFIED PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY Borrower Affiliate PARTY, (B) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY Borrower Affiliate PARTY OR THE OPERATIONS CONDUCTED THEREON, (C) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY Borrower Affiliate PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (D) SUBJECT TO SECTION 10.16, THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE INDEMNIFIED PARTIES AND ANY ACTION TAKEN OR OMITTED BY A LENDER HEREUNDER, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF (i) THE APPLICABLE INDEMNIFIED PARTY’S bad faith, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION, (ii) a material breach of any obligation of the applicable Indemnified Party, the Lenders or the Administrative Agent under the Loan Documents or (iii) disputes solely among Indemnified Parties and not arising out of any act or omission of Borrower or any of its Affiliates.  IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 4.9 SHALL SURVIVE REPAYMENT OF THE LOAN, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS AND TERMINATION OF THE COMMITMENTS HEREUNDER OR TERMINATION OF THIS AGREEMENT.

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5. REPRESENTATIONS AND WARRANTIES

5.1         Representations and Warranties.  Borrower represents and warrants, subject to the provisions of Section 1.4, to the Administrative Agent and each of the Lenders as follows:

5.1.1      Organization and Qualification.  Each of Borrower and its Subsidiaries (a) is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the lawful power to engage in the business it presently conducts or proposes to conduct and (c) is duly licensed or qualified and in good standing in each jurisdiction where the nature of the business transacted by it makes such licensing or qualification necessary if the failure to be so licensed or qualified would cause or constitute a Material Adverse Change.

5.1.2      Ventures and Subsidiaries; Outstanding Stock.  Except as set forth in Schedule 5.1.2, as of the Closing Date, no Borrower Affiliate Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Capital Stock and Capital Stock equivalents of each of the Borrower Affiliate Parties are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Capital Stock and Capital Stock equivalents of the Borrower Affiliate Parties, those in favor of the Collateral Agent, for the benefit of the Secured Parties. All such securities were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. All of the issued and outstanding Capital Stock of each Borrower Affiliate Party is owned by each of the Persons and in the amounts set forth in Schedule 5.1.2. Except as set forth in Schedule 5.1.2, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower Affiliate Party may be required to issue, sell, repurchase or redeem any of its Capital Stock or Capital Stock equivalents or any Capital Stock or Capital Stock equivalents of its Subsidiaries.

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5.1.3      Power and Authority.  Each of Borrower and the other Loan Parties has full power to enter into, execute, deliver and carry out each Loan Document to which it is a party, to incur the Indebtedness contemplated by the Loan Documents to which it is a party and to perform its Obligations under the Loan Documents to which it is a party; and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.4      Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by Borrower, and each other Loan Document which any Borrower Affiliate Party is required to execute and deliver on the date hereof has been duly executed and delivered by such Borrower Affiliate Party.  Each of this Agreement and the other Loan Documents constitutes the legal, valid and binding obligation of each Borrower Affiliate Party party thereto, enforceable against such Borrower Affiliate Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

5.1.5      No Conflict.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Borrower Affiliate Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, certificate of formation, limited liability company agreement or other organizational documents of any Borrower Affiliate Party, or (ii) (A) any Law to which any Borrower Affiliate Party or any of its Subsidiaries is bound or to which it is subject or (B) any material agreement or instrument or order, writ, judgment, injunction or decree to which any Borrower Affiliate Party is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Borrower Affiliate Party or any of its Subsidiaries (other than Liens granted under the Loan Documents), except with respect to clause (a)(ii), to the extent such conflict, default or breach would not cause or constitute an Event of Default.

5.1.6      Federal Reserve Regulations.  (a) None of Borrower or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)          No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation U or Regulation X.

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5.1.7      Foreign Assets Control Regulations, Export Controls and Anti-Money Laundering.  Each Borrower Affiliate Party is in compliance in all material respects with (i) all applicable U.S. economic sanctions Laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), (ii) the Export Administration Act and Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (iii) all applicable anti-money laundering and counter-terrorism financing Laws, including, but not limited to, the Bank Secrecy Act, as amended by the Patriot Act and the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957); and (iv) any similar applicable Laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced and all other applicable legal requirements of any Official Body governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto (collectively, “Anti-Money Laundering Laws, Export Controls and Economic Sanctions”). None of Borrower Affiliate Parties nor any of their respective officers, directors, employees or agents (i) is a Person designated by the U.S. government on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions Laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning controlling voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. Law. No part of the proceeds of any Loan will be used directly or indirectly in violation of any Anti-Money Laundering Laws, Export Controls and Economic Sanctions.

5.1.8      Patriot Act.  Each of the Borrower Affiliate Parties is in compliance in all material respects with (a) the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other applicable federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to illegally obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Laws.

5.1.9      No Event of Default; Compliance with Instruments.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Borrower Affiliate Parties is in violation of (i) any term of its certificate of incorporation, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

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5.1.10    Investment Company Act.  None of the Affiliate Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”  Neither the making of the Loan, nor the application of the proceeds or repayment thereof by Borrower, nor the consummation of the other transactions contemplated hereby will violate any provisions of the Investment Company Act of 1940 or any rule, regulation or order of the SEC thereunder.

5.1.11    Solvency.  After giving effect to (i) the consummation of the Transactions, (ii) the disbursement of the proceeds of the Loan and (iii) the payment and accrual of all transaction costs in connection with the foregoing (the “Closing Transaction Costs”), the Borrower Affiliate Parties, on a consolidated basis, are Solvent.

5.1.12    Security Documents.  Subject to Section 6.1.2:

(a)          The Pledge and Security Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent intended to be created thereby. In the case of the Pledged Collateral described in the Pledge and Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent in accordance with the Pledge and Security Agreement, and subject to Section 6.1.2, and in the case of the other Collateral described in the Pledge and Security Agreement (other than the Intellectual Property (as defined in the Pledge and Security Agreement)), when financing statements and other filings specified on Schedule V of the Pledge and Security Agreement in appropriate form are filed in the offices specified on Schedule V of the Pledge and Security Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in (to the extent required thereby), all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except the Permitted Liens and Liens having priority by operation of law).

(b)          When the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property (to the extent intended to be created thereby), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors thereunder after the Closing Date), except the Permitted Liens and Liens having priority by operation of Law.

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(c)          The Mortgages executed and delivered after the Closing Date pursuant to Section 7.1.8 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof (to the extent feasible in the applicable jurisdiction), and when such Mortgages are filed or recorded in the proper real estate filing or recording offices and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof (to the extent feasible in the applicable jurisdiction), in each case prior and superior in right to the Lien of any other person, other than with respect to the rights of a person pursuant to the Permitted Liens and Liens having priority by operation of law.

(d)          After taking the actions specified for perfection therein, each Security Document (excluding the Pledge and Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and the Mortgages, each of which is covered by another paragraph of this Section 5.1.10), when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral subject thereto (to the extent intended to be created thereby), and will constitute a fully perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto (to extent required thereby), prior and superior to the rights of any other person, except for rights secured by the Permitted Liens and Liens having priority by operation of law.

6. CONDITIONS OF LENDING

The obligation of each Lender to make the Loan hereunder is subject to the satisfaction of the following conditions:

6.1         Closing Date Loan.  On the Closing Date:

6.1.1      Loan Agreement.  The Administrative Agent (or its counsel) shall have received (i) fully executed counterparts (each of which shall be originals or telecopies followed promptly by originals) of this Agreement and (ii) a Note executed by Borrower in favor of each Lender requesting a Note.

6.1.2      Security Documents.  The Administrative Agent shall have received fully executed counterparts (each of which shall be originals or telecopies followed promptly by originals) of the Pledge and Security Agreement and all other Security Documents, including but not limited to the Guaranty Agreement (but not including any Copyright Security Agreement, Patent Security Agreement, Trademark Security Agreement or Mortgages), together with (i) all appropriate Uniform Commercial Code financing statements and appropriate stock powers and certificates evidencing the Pledged Collateral and (ii) the results reasonably satisfactory to the Administrative Agent of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties. Each Loan Party authorizes the Administrative Agent to cause to be filed any such Uniform Commercial Code financing statements in such locations as the Administrative Agent may deem appropriate.

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Notwithstanding anything to the contrary herein or otherwise, to the extent any Collateral, including the perfection of any security interest, is not or cannot be provided on the Closing Date (other than (A) the pledge and perfection of security interests, to the extent required hereunder and under the Pledge and Security Agreement, in the Capital Stock of the Borrower and its Subsidiaries (including the Guarantors) with respect to which a Lien may be perfected by the delivery of a certificate representing such Capital Stock, if any and (B) the pledge and perfection of security interests in Collateral with respect to which a Lien may be perfected by the filing of financing statements under the Uniform Commercial Code in the office of the Secretary of State (or equivalent filing office of the relevant State(s) of the Borrower’s or any Guarantor’s jurisdiction of organization) after the Borrower’s use of commercially reasonable efforts to do so, then the provision of any such Collateral, including the perfection of any security interest, shall not constitute a condition precedent to the availability of the Loan on the Closing Date, but may instead be provided, or a security interest therein perfected, within ninety (90) days after the Closing Date (which may be extended by the Collateral Agent in its sole discretion) pursuant to arrangements to be mutually agreed by the Borrower and Collateral Agent.

6.1.3      Representations and Warranties.  Each of (i) the representations and warranties of Borrower contained in Article 5 hereof (other than Sections 5.1.2, 5.1.5(a)(ii)(B), 5.1.5(b) and 5.1.9) and (ii) the representations and warranties in the Transaction Agreement made by or with respect to the Acquired Companies that are material to the interests of the Lenders (but only to the extent that Borrower has the right to terminate its obligations under the Transaction Agreement, or decline to consummate the Transactions pursuant to the Transaction Agreement, as a result of a breach of such representations in the Transaction Agreement) shall be true and correct in all material respects (or, to the extent already qualified by materiality or Material Adverse Effect, shall be true and correct in all respects).

6.1.4      Officer’s Certificates.  There shall be delivered to the Administrative Agent for the benefit of each Lender (a) a certificate dated the Closing Date and signed by an authorized officer of BioFuel Energy Corp. certifying that, to the extent related to BioFuel Energy Corp. prior to the Transactions, the representations and warranties of the Borrower contained in Article 5 (other than the representations and warranties contained in Sections 5.1.2, 5.1.5(a)(ii)(B), 5.1.5(b) and 5.1.9) and in each of the other Loan Documents executed on the Closing Date shall be true and correct in all material respects on and as of the Closing Date; and (b) a certificate dated the Closing Date and signed by an executive officer or manager of each of the Companies (as defined in the Transaction Agreement) certifying that, to the extent related to the Companies, the representations and warranties of the Borrower contained in Article 5 (other than the representations and warranties contained in Sections 5.1.2, 5.1.5(a)(ii)(B), 5.1.5(b) and 5.1.9) and in each of the other Loan Documents executed on the Closing Date shall be true and correct in all material respects on and as of the Closing Date.

6.1.5      Secretary’s Certificate.  There shall be delivered to the Administrative Agent for the benefit of each Lender a certificate dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of each Loan Party (other than the Dormant Subsidiaries), certifying as appropriate as to:

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(a)          all action taken by such Loan Party in connection with the Loan Documents to which it is a party;

(b)          the names of the officer or officers authorized to sign the Loan Documents or any other document delivered in connection herewith on behalf of such Loan Party and the true signatures of such officer or officers and specifying the duly authorized officers permitted to act on behalf of such Loan Party for purposes of the Loan Documents or any other document delivered in connection herewith on behalf of such Loan Party and the true signatures of such officers, on which the Administrative Agent and each Lender may conclusively rely; and

(c)          copies of its organizational documents, including its certificate of incorporation, certificate of formation, by-laws, limited liability company agreement, partnership agreement or other constituent or governing documents (as applicable), including all amendments thereto, as in effect on the Closing Date, certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each party in each state where organized or qualified to do business.

6.1.6      Closing Date Acquisition.  The Closing Date Acquisition shall be consummated simultaneously or substantially simultaneously with the closing under this Agreement in accordance with applicable Law and the Transaction Agreement, without giving effect to any amendment or modification thereof or waiver with respect thereto, in each case, in a manner materially adverse to the Lenders (in their capacities as such).

6.1.7      Rights Offering and Common Stock Issuance.  The Rights Offering and the Common Stock Issuance shall have been consummated simultaneously or substantially simultaneously in accordance with applicable Law and the Transaction Agreement.

6.1.8      Indebtedness and Liens.  After giving effect to the Transactions and the transactions contemplated hereby, Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred Capital Stock other than the Indebtedness permitted pursuant to Section 7.2.1 and no Liens on any of their assets other than the Liens permitted pursuant to Section 7.2.2.

6.1.9      Opinion of Counsel.  There shall be delivered to the Administrative Agent for the benefit of each Lender a written opinion of Cravath, Swaine & Moore LLP (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent), relating to the Loan Documents, dated as of the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

6.1.10    Insurance Certificates.  The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained by any Loan Party with respect to the assets and properties of the Loan Parties that constitutes Collateral.

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6.1.11    Payment of Costs and Expenses.  Borrower shall have paid or caused to be paid to the Administrative Agent for itself and for the account of the Lenders, the costs and expenses for which the Administrative Agent, the Collateral Agent and the Lenders are entitled to be reimbursed including, but not limited to, travel and due diligence expenses and reasonable fees and expenses of counsel to the Administrative Agent and the Lenders and any other expenses payable by Borrower under Section 10.3, to the extent an invoice related to such fees and expenses are delivered to Borrower.

6.1.12    Patriot Act.  The Administrative Agent shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information regarding Borrower and its Subsidiaries required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, Export Controls and Economic Sanctions, including without limitation, the Patriot Act.

7. COVENANTS

7.1         Affirmative Covenants.  Borrower covenants and agrees that until indefeasible payment in full of the Loan and interest thereon, satisfaction of all of the Borrower Affiliate Parties’ other Obligations under the Loan Documents (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) and termination of the Loan, Borrower shall comply and shall cause its Subsidiaries to comply at all times with the following affirmative covenants:

7.1.1      Preservation of Existence, Etc.  (a) Borrower shall maintain and shall cause each of its Subsidiaries to maintain its legal existence as a corporation, limited partnership or limited liability company, and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.5 and except where failure to do so would not cause or constitute a Material Adverse Change.

(b)          Borrower shall maintain and shall cause each of its Subsidiaries to maintain all Property necessary to the normal conduct of its business and keep such Property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except as expressly permitted by this Agreement and except where failure to do so would not cause or constitute a Material Adverse Change.

7.1.2      Payment of Liabilities, Including Taxes, Etc.  Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all of its Indebtedness, liabilities and other obligations to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such Indebtedness, liabilities and other obligations, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such Indebtedness, liabilities and other obligations would not constitute a Material Adverse Change and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim or such contest does not involve any risk of the sale, forfeiture or loss of any of any assets with an aggregate value in excess of $250,000.

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7.1.3      Maintenance of Insurance.  Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

7.1.4      Visitation Rights.  Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request with reasonable advance notice, during normal business hours and at such intervals as such Lenders shall desire.  At any time when the Lenders, collectively, do not possess the power, directly or indirectly (including under any stockholders’ or limited liability company agreement), to elect a majority of the directors of Borrower or at any time when there exists an Event of Default, the Administrative Agent may (i) conduct up to three times annually at Borrower’s expense field audits of the Borrower Affiliate Parties’ businesses, properties and locations and (ii) may also at Borrower’s expense do so at any time (and from time to time) that there exists an Event of Default.

7.1.5      Keeping of Records and Books of Account.  Borrower shall maintain and keep proper books of record and account which enable Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over Borrower and in which full, true and correct entries shall be made in all material respects of all their dealings and business and financial affairs.

7.1.6      Compliance with Laws.  Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws in all material respects; provided, that it shall not be deemed to be a violation of this Section 7.1.6 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.  Without limiting the generality of the foregoing, or limiting any other subsection of this Section 7.1, Borrower shall pay, and cause its Subsidiaries to pay, prior to delinquency, all taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided, that the foregoing shall not require any Borrower Affiliate Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim or such contest does not involve any risk of the sale, forfeiture or loss of any of any assets with an aggregate value in excess of $250,000.

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7.1.7      Use of Proceeds.   Borrower will, and shall cause each of its Subsidiaries (as applicable) to, use the proceeds of the Loan to (i) fund a portion of the Closing Date Acquisition as provided in the Transaction Agreement, (ii) pay certain fees and expenses incurred in connection with the Transactions and the funding of the Loan and (iii) provide for working capital, capital expenditures and other general corporate purposes of Borrower and its Subsidiaries.  Borrower shall not use and shall cause each of its Subsidiaries to not use the proceeds of the Loan for any other purpose or purposes which contravene any applicable Law or any provision hereof.

7.1.8      Further Assurances; Additional Security.

(a)          Borrower shall, and shall cause each of its Subsidiaries (as applicable) to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable Law, or that the Collateral Agent may reasonably request, to cause the Collateral and Guaranty Requirement to be and remain satisfied, all at the expense of Borrower, and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)          If any asset (other than Real Property, which is covered by Section 7.1.8(c)) that has an individual Fair Market Value in an amount greater than $500,000 is acquired by Borrower or any other Loan Party after the Closing Date (in each case other than assets (x) constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, (y) that are subject to permitted secured financing arrangements containing restrictions permitted by Section 7.2.12(x), pursuant to which a Lien on such assets securing the Obligations is not permitted or (z) that are not required to become subject to the Liens in favor of the Collateral Agent pursuant to Section 7.1.8(f) or the Security Documents), Borrower will as promptly as practicable (and in any event within thirty (30) days of their acquisition, or such longer period as agreed to by the Collateral Agent) (i) notify the Collateral Agent thereof and (ii) take, or cause each of its Subsidiaries (as applicable) to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in Section 7.1.8(a), all at the expense of Borrower.

(c)          Borrower shall promptly notify the Administrative Agent of the acquisition by Borrower or any Loan Party after the Closing Date of any fee interest in Real Property having a value or purchase price at the time of acquisition in excess of $500,000, and, upon the written request of the Collateral Agent (it being agreed that the Collateral Agent shall not make such request with respect to any Real Property Inventory unless a Default or Event of Default shall occur and be continuing), as promptly as practicable (and in any event within forty-five (45) days of such written request, or such longer period as agreed to by the Collateral Agent), cause the Collateral and Guaranty Requirements to be satisfied with respect to such Real Property (other than Real Property that (i) is subject to permitted secured financing arrangements containing restrictions permitted by Section 7.2.12(x), pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Collateral Agent pursuant to Section 7.1.8(f) or the Security Documents), subject to Section 7.1.8(f).

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(d)          If any additional direct or indirect Subsidiary of Borrower is formed or acquired after the Closing Date, Borrower shall, within thirty (30) days after the date such Subsidiary is formed or acquired, notify the Collateral Agent thereof and, within thirty (30) days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guaranty Requirement and the requirements of paragraph (c) above to be satisfied with respect to such Subsidiary and with respect to any Capital Stock or Indebtedness of such Subsidiary owned by or on behalf of Borrower or any other Loan Party.

(e)          Borrower shall, and shall cause each of its Subsidiaries (as applicable) to, furnish to the Administrative Agent prompt (and in any event within thirty (30) days after such change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the applicable Secured Parties (to the extent intended to be created by the Security Documents).

(f)          The Collateral and Guaranty Requirement and the other provisions of this Section 7.1.8 need not be satisfied with respect to (i) any Real Property held by any Borrower Affiliate Party as a lessee under a lease; (ii) any Capital Stock acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) such Capital Stock constitutes less than 100% of all applicable Capital Stock issued by such Person and any of the Persons holding the remainder of the Capital Stock issued by such Person are not Borrower Party Affiliates, (B) doing so would violate or require a consent (that has not been obtained by the Loan Parties) under applicable Law or regulations or a contractual obligation binding on such Capital Stock and (C) the grant of a Lien securing the Obligations would be prohibited by Law or contractual obligation that existed at the time of the acquisition thereof and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Capital Stock; (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate or require a consent (that has not been obtained by the Loan Parties) under applicable Law or regulations or a contractual obligation binding on such assets that, in the case of any such contractual obligation, existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 7.2.1(k) that is secured by a Lien permitted pursuant to Section 7.2.2); (iv) any assets that are subject to permitted secured financing arrangements containing restrictions permitted by Section 7.2.12(x), pursuant to which a Lien on such assets securing the Obligations is not permitted; (v) any Subsidiary or asset with respect to which the Administrative Agent determines that the cost of the satisfaction of the Collateral and Guaranty Requirement or the provisions of this Section 7.1.8 with respect thereto exceeds the value of the security afforded thereby; and (vi) any other Excluded Asset (as defined in the Pledge and Security Agreement).

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(g)          At the request of the Administrative Agent, the applicable Loan Party shall use its commercially reasonable efforts to obtain any consents as may be required under applicable Law or regulations or a contractual obligation binding on any applicable Capital Stock, referred to in Section 7.1.8(f)(ii)(B) above.

7.1.9      Environmental Compliance.  Borrower shall, and shall cause its Subsidiaries to, comply with all Environmental Laws applicable to its operations and Properties; and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and Properties in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.1.10    Accounting and Financial Management.  Borrower shall, and shall cause its Subsidiaries to (a) maintain adequate management information and cost control systems, (b) maintain a system of accounting in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower in accordance with GAAP and (c) promptly deliver to the Administrative Agent a copy of any “management letter” or other similar communication received by Borrower from Borrower’s accountants relating to Borrower’s financial, accounting and other systems, management or Accounts.  In the event that Borrower or any of its Subsidiaries replace their existing auditors for any reason, Borrower shall appoint and maintain as auditors another firm of independent public accountants, which firm shall be nationally recognized and approved by the Lenders.

7.2         Negative Covenants.  Borrower covenants and agrees that until indefeasible payment in full of the Loan and interest thereon, satisfaction of all of the Borrower Affiliate Parties’ other Obligations under the Loan Documents (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) and termination of the Loan, Borrower shall, and shall cause its Subsidiaries to, comply with the following negative covenants:

7.2.1      Indebtedness.  Borrower shall not, and shall cause each of its Subsidiaries to not, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)          (i) Indebtedness existing on the Closing Date and set forth in Schedule 7.2.1, (ii) Specified Replacement Indebtedness and (iii) Permitted Refinancing Indebtedness incurred to Refinance Indebtedness referred to in clause (i) or (ii) of this Section 7.2.1(a);

(b)          Indebtedness created hereunder and under the other Loan Documents;

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(c)          (i) Intercompany Indebtedness among the Loan Parties and (ii) any Guaranty by any Loan Party of Indebtedness otherwise permitted hereunder of any other Loan Party;

(d)          Indebtedness of the Borrower Affiliate Parties in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(e)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten (10) Business Days of notification to Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days of notice to Borrower;

(f)          Indebtedness arising from agreements or arrangements of any Borrower Affiliate Party providing for indemnification (including indemnification of current or former directors, officers or employees), adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guaranty of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g)          Indebtedness not to exceed $500,000 in the aggregate at any time outstanding in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(h)          Indebtedness of any of the Borrower Affiliate Parties incurred under cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) established for the Borrower Affiliate Parties’ ordinary course of operations;

(i)          Indebtedness consisting of obligations of any Borrower Affiliate Party under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted hereunder;

(j)          Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by any Borrower Affiliate Party in order to finance the acquisition, development, improvement or construction of the respective assets, not to exceed $500,000 in the aggregate at any time outstanding, and any Permitted Refinancing Indebtedness in respect thereof;

(k)          Specified Deferred Purchase Price Debt; and

(l)          Indebtedness of any Builder Subsidiary to any Borrower Affiliate Party incurred in the ordinary course of business to finance such Builder Subsidiary’s lot option contracts and operating expenses; provided, that such Indebtedness shall not exceed $150,000,000 at any time outstanding.

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7.2.2      Liens.  Borrower shall not, and shall cause each of its Subsidiaries to not, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become obligated to do so, except for any Permitted Liens; provided, however, that Borrower shall not, and shall cause each of its Subsidiaries to not, at any time create, incur, assume or suffer to exist any Lien on any of its Real Property Inventory, now owned or hereafter acquired, or agree to become liable to do so, to secure any Indebtedness, except for the Indebtedness permitted under Section 7.2.1(a), Section 7.2.1(b) or Section 7.2.1(j) hereunder.

7.2.3      Loans and Investments.  Borrower shall not, and shall cause each of its Subsidiaries to not, at any time make or suffer to remain outstanding any Investment in any other Person, or agree, become or remain liable to make any such Investment, except for:

(a)          Investments existing on the Closing Date and set forth in Schedule 7.2.3;

(b)          (i) intercompany Indebtedness among the Loan Parties; and (ii) any Guaranty by any Loan Party of Indebtedness otherwise permitted hereunder of any other Loan Party;

(c)          Permitted Investments;

(d)          trade credit extended on usual and customary terms in the ordinary course of business;

(e)          advances to employees to meet expenses incurred by such employees on behalf of the Borrower Affiliate Parties in the ordinary course of business;

(f)          Investments by the Borrower Affiliate Parties not otherwise permitted hereunder; provided, that the aggregate amount of all such outstanding Investments shall not exceed $300,000 at any time;

(g)          other Investments in or to Subsidiaries of Borrower; provided, that such Investments in Subsidiaries of Borrower that are not Guarantors shall not exceed $500,000 at any time outstanding;

(h)          Investments to purchase lots, land and other Real Property in the ordinary course of business;

(i)          provision of home construction loan financing in the ordinary course of business, including pursuant to financing provided by any Borrower Affiliate Party to any Builder Subsidiary in the ordinary course of business; and

(j)          loans to, or Guaranties to support Indebtedness of, Builder Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding.

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Notwithstanding anything to the contrary in this Agreement, Borrower shall not, and shall cause each of its Subsidiaries to not, at any time on or after the Closing Date make any Investment in any of the Dormant Subsidiaries other than any Investment to enable any of the Dormant Subsidiaries to pay franchise taxes and other fees, taxes and expenses required to maintain or dissolve its corporate existence.

7.2.4      Dividends and Related Distributions.  Borrower shall not, and shall cause each of its Subsidiaries to not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of Capital Stock on account of the purchase, redemption, retirement or acquisition of its shares of Capital Stock (or warrants, options or rights therefor), except the payment of any dividend or distribution by a Subsidiary of Borrower to the holders of its Capital Stock on a pro rata basis.

7.2.5      Liquidations, Mergers, Consolidations, Acquisitions.  Borrower shall not, and shall cause each of its Subsidiaries to not, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Capital Stock of any other Person, in each case except as permitted by Section 7.1.1.

7.2.6      Dispositions of Assets or Subsidiaries.  Borrower shall not, and shall cause each of its Subsidiaries to not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of Accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock of a Subsidiary of Borrower), except:

(a)          transactions involving the sale of Inventory in the ordinary course of business;

(b)          any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of a Borrower Affiliate Party’s business;

(c)          any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired;

(d)          sales of Permitted Investments prior to the maturity thereof;

(e)          Land Bank Transactions;

(f)          transfers of assets among the Loan Parties; and

(g)          dividends, distributions, return of capital or other payments to equity owners in respect of Capital Stock and redemptions of Capital Stock or withdrawals of capital by a member in a Borrower Affiliate Party permitted under Section 7.2.3 and Section 7.2.4.

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7.2.7      Affiliate Transactions.  Borrower shall not, and shall cause its Subsidiaries to not enter into or carry out any transaction with any Affiliate of any Borrower Affiliate Party (including purchasing property or services from or selling property or services) except for:

(a)          transactions not otherwise prohibited by this Agreement and entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and in accordance with all applicable Law;

(b)          transactions with Affiliates entered into prior to the Closing Date and described on Schedule 7.2.7 hereto;

(c)          Affiliate Indebtedness permitted by Section 7.2.1;

(d)          Affiliate Liens permitted by Section 7.2.2;

(e)          Investments in Affiliates permitted by Section 7.2.3;

(f)          dividends and distributions which are permitted by Section 7.2.4 and the agreements pursuant to which such dividends and distributions are required to be made;

(g)          loans to employees permitted by Section 7.2.3;

(h)          reimbursement of employee travel and lodging costs incurred in the ordinary course of the Borrower Affiliate Parties’ business;

(i)          payment of customary director’s fees to one or more independent directors of the Borrower Affiliate Parties; and

(j)          employment agreements, equity incentive agreements and other employee, director and management arrangements in the ordinary course of business which are fully disclosed to the Administrative Agent.

7.2.8      Continuation of or Change in Business.  Borrower shall not, and shall cause each of its Subsidiaries to not, engage in any business other than (i) any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto and (iii) any business or business activity that the senior management of Borrower deems beneficial for Borrower or such Subsidiary.

7.2.9      Fiscal Year.  Borrower shall not, and shall cause each of its Subsidiaries to not change its fiscal year from the twelve-month period ending December 31.

7.2.10    Issuance of Stock.  Borrower shall cause each of its Subsidiaries to not issue any additional shares of their Capital Stock or any options, warrants or other rights in respect thereof (other than any such issuances to any holders of such Subsidiaries’ Capital Stock as of the date hereof).

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7.2.11    Changes in Documents.  Borrower shall not, and shall cause each of its Subsidiaries to not, amend in any material respect their certificate of incorporation, certificate of formation, by-laws, limited liability company agreement or other organizational documents; without providing at least three (3) Business Days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, without obtaining the prior written consent of the Required Lenders.

7.2.12    Inconsistent Agreements.  Borrower shall not, and shall cause each of its Subsidiaries to not, and shall not permit any other Borrower Affiliate Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by any Borrower Affiliate Party of any of its Obligations hereunder or under any other Loan Document; (b) prohibit Borrower from granting to the Administrative Agent and the Lenders a Lien on any of its assets; (c) restrict, or purport to restrict, the ability of any Borrower Affiliate Party to (i) amend this Agreement or any other Loan Document, (ii) sell any of its assets or (iii) create or incur Indebtedness; or (d) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Borrower to (i) pay dividends or make other distributions to Borrower or any other Subsidiary of Borrower, or pay any Indebtedness owed to Borrower or any other Subsidiary, (ii) make loans or advances to any Borrower Affiliate Party or (iii) transfer any of its assets or properties to any Borrower Affiliate Party; other than (w) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided, that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (x) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, capital leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) customary provisions in leases and other contracts restricting the assignment thereof and (z) any agreement relating to Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to Section 7.2.1(a).

7.2.13    ERISA.  Neither Borrower nor any ERISA Affiliate of Borrower shall at any time establish, maintain, contribute to or be required or permitted to contribute to any Multiemployer Plan or any Plan that is subject to Title IV of ERISA.

7.2.14    Foreign Subsidiaries.  The Borrower shall cause each of its Subsidiaries to not establish, create or acquire directly or indirectly any Foreign Subsidiaries.

7.2.15    Hedging Arrangements.  No Borrower Affiliate Party shall enter into any Rate Management Transaction for speculative purposes.

7.2.16    Fixed Charge Coverage Ratio.  The Loan Parties shall not permit the Fixed Charge Coverage Ratio (i) as of the last day of any fiscal quarter in which all or a portion of the interest on the Loan for such fiscal quarter is paid in kind (the “PIK Quarter”) in accordance with Section 4.3.1 hereof, for the period of four fiscal quarters ending on such date to be less than 0.80 to 1.00 and (ii) as of the last day of any fiscal quarter other than an PIK Quarter, for the period of four fiscal quarters ending on such date to be less than 1.20 to 1.00, in each case of (i) and (ii) beginning with the fiscal quarter ending December 31, 2014. For the avoidance of doubt, there shall not be more than four PIK Quarters.

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7.3         Reporting Requirements.  Borrower covenants and agrees that until payment in full of the Obligations and interest thereon, Borrower shall, and shall cause each of its Subsidiaries (as applicable) to furnish or cause to be furnished to the Administrative Agent, and, upon the reasonable request of any Lender, to such Lender:

7.3.1      Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each quarterly fiscal period of Borrower (other than the fourth quarter of each fiscal year), a copy of the complete unaudited, consolidated statements of income, retained earnings and cash flow of Borrower and its Subsidiaries, and the related unaudited, consolidated balance sheet of Borrower and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, if any, accompanied by (i) management’s discussion and analysis of significant operational and financial developments during such quarterly period and (ii) a certificate of an Authorized Officer, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied, as at the end of, and for, such periods (subject to normal year-end audit adjustments); provided, that filing such financial statements with the SEC shall satisfy the requirements of this subsection.

7.3.2      Annual Financial Statements.  As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of Borrower, a copy of the complete audited, consolidated statements of income, retained earnings and cash flow of Borrower and its Subsidiaries, and the related audited, consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and any related audit letter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by (i) management’s discussion and analysis of significant operational and financial developments during such fiscal year and (ii) an unqualified opinion thereon of Grant Thornton LLP or other independent public accountants of recognized national standing, which opinion shall state that said financial statements fairly present in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis, as at the end of, and for, such fiscal year in accordance with GAAP, and (only to the extent permitted by accounting industry policies generally followed by independent certified public accounts) a certificate of the accountants (which, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) to Borrower stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Event of Default; provided, that filing such financial statements with the SEC shall satisfy the requirements of this subsection.

7.3.3      Certificates of Borrower.  At the time Borrower furnishes each set of financial statements pursuant to Section 7.3.1 or Section 7.3.2, (i) an officer’s certificate executed by an Authorized Officer to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing what action Borrower has taken and proposes to take with respect thereto) and (ii) a compliance certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer of Borrower on behalf of the Loan Parties demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Section 7.2.17 for and as of the end of such period.

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7.3.4      Notice of Default.  Promptly after any officer or director of any Borrower Affiliate Party knows or has a reasonable basis to believe that any Default or Event of Default has occurred and is continuing, a written notice of such event describing the same in detail satisfactory to the Administrative Agent and, together with such notice, a description of what action such Borrower Affiliate Party has taken and proposes to take with respect thereto.

7.3.5      Certain Events.  Borrower shall, and shall cause each of its Subsidiaries to, promptly, but in any event no later than ten (10) Business Days after any officer or director obtains knowledge thereof (except if expressly stated differently below), give to the Administrative Agent written notice of:

(a)          the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Official Body or in arbitration, against Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(b)          at least thirty (30) calendar days prior thereto, with respect to any change in any Borrower Affiliate Parties’ chief executive offices;

(c)          any litigation or proceeding affecting any Borrower Affiliate Party, in which the amount involved is $250,000 or more or in which injunctive, declaratory or similar relief is requested;

(d)          the discovery of any Hazardous Materials on the Real Properties or any other condition that could give rise to a material violation of or liability under any Environmental Law or of any Environmental Claim against or affecting any Borrower Affiliate Party;

(e)          the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect;

(f)          any casualty, damage or loss to any Property of any Borrower Affiliate Party, whether or not insured, through fire, theft, other hazard or event, in excess of $250,000 for any one casualty or loss or $1,000,000 in the aggregate in any calendar year; and

(g)          any other event, circumstance, development or condition which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.3.5 shall be accompanied by a statement signed by an Authorized Officer setting forth a description in reasonable detail of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

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7.3.6      Other Information.  Borrower shall deliver from time to time, such other information regarding the financial condition, operations, business or prospects of any Borrower Affiliate Party, and information required under the Patriot Act, as may be reasonably requested by the Administrative Agent.

7.3.7      Annual Budget. Within ninety (90) days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year and, as soon as available, significant revisions, if any, of such budget and annual projects with respect to such fiscal year, including a description of underlying assumptions with respect thereto.

8. DEFAULT

8.1         Events of Default.  An “Event of Default” shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1      Payments Under Loan Documents.  Borrower shall fail to pay (i) any principal of or interest on the Loan (including mandatory prepayments or the payment due at maturity), when such principal becomes due or, in the case of interest only, within three (3) Business Days after the same becomes due or (ii) any other amount owing hereunder or under the other Loan Documents within five (5) days after such other amount becomes due in accordance with the terms hereof or thereof;

8.1.2      Breach of Warranty.  Any representation, warranty or certification made (or deemed made) at any time by the Borrower Affiliate Parties herein or by the Borrower Affiliate Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect when made or deemed made if such representation, warranty or certification continues to be false or misleading in any material respect as of the date in question, and if the circumstances that rendered such representation, warranty or certification false or misleading shall be continuing for more than thirty (30) days after the earlier of any Authorized Officer having knowledge thereof or receiving notice thereof from any Lender or the Administrative Agent;

8.1.3      Breach of Certain Covenants.  Borrower shall default in the observance or performance of any covenant contained in Section 7.1.1, Section 7.1.3, Section 7.2.1, Section 7.2.2, Section 7.2.3, Section 7.2.4, Section 7.2.5, Section 7.2.6, Section 7.2.9 or Section 7.2.12, and any of the foregoing defaults shall continue unremedied for a period of ten (10) days after the earlier of any Authorized Officer having knowledge of the occurrence thereof or receiving notice of the occurrence thereof from any Lender or the Administrative Agent;

8.1.4      Breach of Other Covenants.  Any of the Borrower Affiliate Parties shall default in the observance or performance of any other covenant, condition or provision hereof not covered by Section 8.1.1, Section 8.1.2 or Section 8.1.3 or of any other Loan Document, and any of the foregoing defaults shall continue unremedied for a period of thirty (30) days after the earlier of any Authorized Officer having knowledge of the occurrence thereof or receiving notice of the occurrence thereof from any Lender or the Administrative Agent; provided, that if (i) such failure cannot be cured within such 30-day period, (ii) such failure is susceptible of cure, (iii) Borrower and any other applicable Borrower Affiliate Party is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure does not impair the Liens on the Collateral, (v) the existence of such failure has not had and cannot, after considering the nature of the proposed cure, be reasonably expected to have a Material Adverse Effect and (vi) the Administrative Agent shall have received an officer’s certificate executed by an Authorized Officer to the effect of clauses (i), (ii), (iii), (iv) and (v) above and stating what actions such Borrower and any applicable Borrower Affiliate Party is taking to cure such failure, then the time within which such failure may be cured shall be extended to such date, not to exceed a total of sixty (60) days after the end of such 30-day period, as shall be necessary for such Borrower and any applicable Borrower Affiliate Party diligently to cure such failure;

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8.1.5      Defaults in Other Agreements or Indebtedness.  (A) A default or event of default shall occur at any time under the terms of any (i) master lease agreement for any Borrower Affiliate Party’s commercial vehicles or real property lease which involves the payment of aggregate amounts in excess of $250,000 and which entitles the lessor thereunder to terminate or accelerate such lease (after giving effect to any applicable cure periods under such lease) or (ii) any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Borrower Affiliate Party may be obligated as a borrower or guarantor in an aggregate amount in excess of $250,000 or (B) failure to pay any Indebtedness (after giving effect to any applicable cure periods under such Indebtedness) in an aggregate amount in excess of $250,000 when due and payable (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; provided that this clause (B) shall not apply to secured Indebtedness that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

8.1.6      Final Judgments or Orders.  Any final judgment or order for the payment of money in excess of $2,000,000 in the aggregate (exclusive of amounts covered by insurance) shall be entered against any Borrower Affiliate Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

8.1.7      Loan Document Unenforceable.  (i) Any material provision of any Loan Document shall for any reason be asserted in writing by Borrower or any other Loan Party (or, in the case of any Security Document with respect to the pledge of Capital Stock of any Loan Party, the pledgor thereunder) not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to Borrower and the other Loan Parties on a consolidated basis or the Capital Stock of the Loan Parties, shall cease to be, or shall be asserted in writing by Borrower or any other Loan Party (or, in the case of any Security Document with respect to the pledge of Capital Stock of any Loan Party, the pledgor thereunder) not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge and Security Agreement or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (iii) the Guaranty pursuant to the Security Documents by any Guarantor of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Guarantor not to be in effect or not to be legal, valid and binding obligations;

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8.1.8      Insolvency.  Any Borrower Affiliate Party admits in writing its inability to pay its debt as they mature;

8.1.9      Cessation of Business.  Any Borrower Affiliate Party ceases to conduct its business as contemplated, except as expressly permitted under Section 7.1.1, 7.2.5 or 7.2.6, or any Borrower Affiliate Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

8.1.10    Change of Control.  A Change of Control shall occur;

8.1.11    ERISA Event.  One or more ERISA Events occur that individually or in the aggregate result in liability to any Loan Party in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;

8.1.12    Involuntary Proceedings.  A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Borrower Affiliate Party an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower Affiliate Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.13    Voluntary Proceedings.  Any Borrower Affiliate Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

8.2         Consequences of Event of Default.

8.2.1      Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If any Event of Default specified under Sections 8.1.1 through 8.1.11 shall occur and be continuing, the Lenders and the Administrative Agent may during the continuance of such Event of Default, and upon the request of the Required Lenders during the continuance of such Event of Default shall, by written notice to Borrower, declare the unpaid principal amount of the Notes and Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

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8.2.2      Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 8.1.12 or 8.1.13 shall occur, the unpaid principal amount of the Loan then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

8.2.3      Suits, Actions, Proceedings.  If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loan pursuant to any of the foregoing provisions of this Section 8.2, the Administrative Agent or any Lender, if owed any amount with respect to the Loan, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Lender.

8.2.4      Application of Proceeds.  From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Borrower Affiliate Parties have been paid in full (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted), any and all proceeds received by the Administrative Agent or any Lender from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(a)          first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of the Borrower Affiliate Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(b)          second, to the repayment of all Indebtedness then due and unpaid of the Borrower Affiliate Parties to the Lenders incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Administrative Agent may determine in its discretion, in each case to be allocated among the Lenders in accordance with their Ratable Share; and

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(c)          the balance, if any, to Borrower or as otherwise as required by Law.

8.2.5      Other Rights and Remedies.  In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Administrative Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  The Administrative Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Administrative Agent and the Lenders under the Loan Documents or applicable Law.

9. THE ADMINISTRATIVE AGENT and the Collateral Agent

9.1         Appointment.  Each Lender hereby irrevocably designates, appoints and authorizes the Administrative Agent and the Collateral Agent to act as agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agents by the terms hereof, together with such powers as are reasonably incidental thereto.  Each Agent agrees to act as agent on behalf of the Lenders to the extent provided in this Agreement.

9.2         Duties; Delegation of Duties.  Each Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5 and 9.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

9.2.1      Collateral Matters.  Without limiting the foregoing, the Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of the Loan and all other obligations of the Borrower Affiliate Parties hereunder, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder, or (iii) subject to Section 10.1.2, if approved, authorized or ratified in writing by the Required Lenders; or (b) with the prior written consent of Required Lenders, to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by Section 7.2.2, it being understood that the Collateral Agent may conclusively rely on a certificate from the Borrower Affiliate Parties in determining whether the Indebtedness secured by any such Lien is permitted by Section 7.2.1.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 9.2.1.

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9.2.2      Administrative Agent May File Proofs of Claim.  Without limiting the foregoing, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Affiliate Party, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under this Agreement) allowed in such judicial proceedings; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due that are owed to the Administrative Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.3         Nature of Duties; Independent Credit Investigation.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist except as otherwise provided for under applicable Law.  The duties of the Agents shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement except as expressly set forth herein.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each Lender expressly acknowledges (i) that the Agents have not made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower Affiliate Parties, shall be deemed to constitute any representation or warranty by such Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Agents, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrower Affiliate Parties in connection with this Agreement and the making and continuance of the Loan hereunder; and (iii) except as expressly provided herein, that the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto.

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9.4         Actions in Discretion of Agents; Instructions From the Lenders.  Each Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within such Agent’s rights, powers or discretion herein; provided, that the Agents shall not be required to take any action which exposes them to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law.  In the absence of a request by the Required Lenders, each Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders.  Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 9.5.  Subject to the provisions of Section 9.5, no Lender shall have any right of action whatsoever against the Agents as a result of the Agents acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Agents.

9.5         Exculpatory Provisions; Limitation of Liability.  No Agent and none of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower Affiliate Parties, or the financial condition of the Borrower Affiliate Parties, or the existence or possible existence of any Event of Default or Default. No claim may be made by any Borrower Affiliate Party, any Lender, any Agent or any of their respective Subsidiaries against any Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loan, and the Borrower Affiliate Parties, the Agents and each Lender hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder or given to the Agents for the account of or with copies for the Lenders, the Agents and each of their respective directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower Affiliate Parties which may come into the possession of the Agents or any of their respective directors, officers, employees, agents, attorneys or Affiliates.

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9.6         Reimbursement and Indemnification of Agents by Lenders.  Whether or not the transactions contemplated hereby are consummated, each Lender agrees to reimburse and indemnify each Agent (to the extent not reimbursed by Borrower and without limiting the Obligation of Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by such Agent hereunder or thereunder; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from such Agent’s gross negligence or willful misconduct.  In addition, each Lender agrees promptly upon demand to reimburse each Agent (to the extent not reimbursed by Borrower and without limiting the Obligation of Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by Borrower to such Agent in connection with such Agent’s periodic audit of the Borrower Affiliate Parties’ books, records and business properties.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation the foregoing, each Lender shall reimburse each Agent upon demand for its Ratable Share of any costs or out of pocket expenses (including attorney costs and taxes) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section 9.6 shall survive repayment of the Loan, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of any Agent.

9.7         Reliance by Agents.  Each Agent shall be entitled to rely upon any writing, telegram or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.8         Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”

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9.9         Notices.  The Agents shall promptly send to each Lender a copy of all notices received from Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof.

9.10       Lenders and Agents in Their Individual Capacities.  With respect to any Commitment of one of its Affiliates, the Term Loan, and any other rights and powers given to an Affiliate of an Agent as a Lender hereunder or under any of the other Loan Documents, any such Affiliate shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Affiliate of an Agent.  Each Agent and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, acquire Capital Stock of, discount drafts for, act as trustee under indentures of, and generally engage in any kind of lending trust, financial advisory, underwriting or other business with, the Borrower Affiliate Parties and their Affiliates, in the case of each Agent, as though such Agent were not acting as agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders.  The Lenders acknowledge that, pursuant to such activities, each Agent or its Affiliates may (i) receive information regarding the Borrower Affiliate Parties or any of its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower Affiliate Parties or such Subsidiary or Affiliate) and acknowledge that each Agent shall be under no obligation to provide such information to them and (ii) accept fees and other consideration from the Borrower Affiliate Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

9.11       Holders of Notes.  The Administrative Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

9.12       Equalization of Lenders.  The Lenders and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 4.8.  The Lenders or any such holder receiving any such amount shall return any proceeds to the Administrative Agent, and the Administrative Agent shall distribute said proceeds based on each Lender’s Ratable Share.

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9.13       Successor Agent.  Each Agent may resign as Agent by giving not less than thirty (30) days’ prior written notice to the Lenders and Borrower. If an Agent shall resign under this Agreement, then either (i) the Required Lenders shall appoint from among the Lenders a successor Agent for the Lenders, subject to the consent of Borrower, such consent not to be unreasonably withheld, or (ii) if a successor Agent shall not be so appointed and approved within the thirty (30) day period following the resigning Agent’s notice to the Lenders of its resignation, then the resigning Agent shall appoint, with the consent of Borrower, such consent not to be unreasonably withheld, a successor Agent who shall serve as Agent until such time as the Required Lenders appoint, and Borrower consents to the appointment of, a successor Agent.  Upon its appointment pursuant to either clause (i) or (ii) above, such successor Agent shall succeed to the rights, powers and duties of the resigning Agent, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor Agent, effective upon its appointment, and the resigning Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such resigning Agent or any of the parties to this Agreement.  After the resignation of any Agent hereunder, the provisions of this Article 9 shall inure to the benefit of such resigning Agent and such resigning Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

9.14       Availability of Funds.  The Administrative Agent may assume that each Lender has made or will make the proceeds of the Loan available to the Administrative Agent unless the Administrative Agent shall have been notified by such Lender on or before the close of business on the Business Day preceding the Closing Date with respect to the Loan.  The Administrative Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on the date the Administrative Agent recovers such amount, at a rate per annum equal to the Interest Rate.

9.15       Calculations.  In the absence of gross negligence or willful misconduct, the Administrative Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loan, fees or any other amounts due to the Lenders under this Agreement.  In the event an error in computing any amount payable to any Lender is made, the Administrative Agent, Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Interest Rate.

9.16       Beneficiaries.  Except as expressly provided herein or as required by applicable law, the provisions of this Article 9 are solely for the benefit of the Agents and the Lenders, and the Borrower Affiliate Parties shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Borrower Affiliate Parties.

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10. MISCELLANEOUS

10.1       Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on its own behalf and on behalf of all the Lenders, and the Borrower Affiliate Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower Affiliate Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Borrower Affiliate Parties hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower Affiliate Parties; provided, that without the written consent of all the Lenders, no such agreement, waiver or consent may be made which will:

10.1.1    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.  Extend the time for payment of principal or interest of the Loan or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by the Loan or any fee payable to any Lender, or otherwise affect the terms of payment of the principal of or interest of the Loan or any fee payable to any Lender (it being understood that a waiver of the application of the Default Rate of interest pursuant to Section 3.2 shall require only the approval of the Required Lenders);

10.1.2    Release of Collateral.  Except for sales of assets permitted by Section 7.2.6, or as a result of any merger or consolidation permitted by Section 7.2.5, release any material Collateral or any other security for any of the Borrower Affiliate Parties’ Obligations; or

10.1.3    Miscellaneous.  Amend Sections 4.2, 9.5 or 9.12 or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder; provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent in its capacity as Administrative Agent shall be effective without the written consent of the Administrative Agent.

10.2       No Implied Waivers; Cumulative Remedies; Writing Required.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

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10.3       Reimbursement and Indemnification of Lenders by Borrower; Taxes.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all of its reasonable out of pocket costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Borrower (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel (including, if reasonably necessary, of one local counsel in any relevant jurisdiction) to each Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower or any other Borrower Affiliate Party, provided that all such reasonable fees, expenses and disbursements of counsel to Agents and Lenders in connection with negotiation, preparation and execution of the Loan Documents on or prior to the Closing Date, and any ancillary documents or security arrangements in connection therewith (other than any consents, amendments, waivers or other modifications to the Loan Documents), shall not exceed in aggregate $500,000; (iv) all reasonable fees, expenses and disbursements of one counsel (including, if reasonably necessary, of one local counsel in any relevant jurisdiction) to the Lenders in connection with the administration of the Loan Documents and the negotiation, preparation, execution and administration of any consents, amendments, waivers or other modifications to the Loan Documents and any other documents or matters requested by Borrower or any other Borrower Affiliate Party; (v) all costs and expenses of creating and perfecting Liens in favor of the Collateral Agent on behalf of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, if applicable, and reasonable fees, expenses and disbursements of counsel (including, if reasonably necessary, of one local counsel in any relevant jurisdiction) to each Agent and of counsel (including, if reasonably necessary, of one local counsel in any relevant jurisdiction) providing any opinions that an Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant thereto; (vi) all costs and expenses incurred by the Agents in connection with the custody or preservation of any of the Collateral; (vii) all other costs and expenses incurred on or before the Closing Date by the Agents; (viii) all costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by the Agents and their respective counsel relating to efforts to (a) evaluate or assess any Borrower Affiliate Party, its business or financial condition and (b) protect, evaluate, assess or dispose of the Collateral; and (ix) all costs and expenses, including reasonable attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Agents and Lenders in enforcing any Obligations of or in collecting any payments due from any Borrower Affiliate Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.  Borrower agrees unconditionally to save the Agents and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

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10.4       Holidays.  Whenever payment of the Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that the Loan shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loan) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

10.5       Notices.  All notices, requests, demands, directions and other communications (as used in this Section 10.5, collectively referred to as “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by facsimile or via nationally-recognized overnight courier, by hand or U.S. mail to the respective parties as follows or in accordance with any subsequent unrevoked written direction from any party to the others:

(i)          if to Borrower or any of its Subsidiaries:

Green Brick Partners, Inc.
3131 Harvard Avenue, Suite 103
Dallas, TX 75205
Attn: James R. Brickman

(ii)         If to Administrative Agent or Collateral Agent:

Greenlight APE, LLC

c/o Greenlight Capital, Inc.

140 East 45th Street, 24th Floor

New York, NY 10017

Attn: Chief Financial Officer

Fax: 212-973-9219

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park,

New York, NY 10036

Attn: David D’Urso

Fax: 212-872-1002

(iii)        If to any Lender, to the address, telecopier number, electronic mail address or telephone number on file with the Administrative Agent.

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All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next Business Day by letter or facsimile, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested and (e) if given by any other means (including by air courier), when delivered; provided, that notices to the Administrative Agent shall not be effective until received.  Any Lender giving any notice to any Borrower Affiliate Party shall simultaneously send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

10.6       Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7       Governing Law.  This Agreement shall be deemed to be a contract under the Laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws principles (other than Section 5-1401 of the New York General Obligations Laws).

10.8       Prior Understanding.  This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

10.9       Duration; Survival.  All representations and warranties of the Borrower Affiliate Parties contained herein or made in connection herewith shall survive the making of the Loan and shall not be waived by the execution and delivery of this Agreement, any investigation by the Administrative Agent or the Lenders, the making of the Loan, or payment in full of the Loan.  All covenants and agreements of the Borrower Affiliate Parties contained in Sections 7.1, 7.2 and 7.3 herein shall continue in full force and effect from and after the date hereof until payment in full of the Loan.  All covenants and agreements of Borrower contained herein relating to the payment of additional compensation or expenses and indemnification, including those set forth in the Notes, Article 4 and Sections 9.6 and 10.3, shall survive payment in full of the Loan.

10.10     Successors and Assigns.  (a) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Administrative Agent, the Borrower Affiliate Parties and their respective successors and assigns, except that the Borrower Affiliate Parties may not assign or transfer any of their rights and Obligations hereunder or any interest herein.  Each Lender may at any time make assignments (including pledges and grants of security interests) of all or any part of the respective Lender’s Ratable Share of the Loan to any Person reasonably acceptable to the Administrative Agent.  In the case of an assignment, upon receipt by the Administrative Agent of any assignment and assumption agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder and the Ratable Shares shall be adjusted accordingly.  In order to effect any assignment of all or any part of a Lender’s Ratable Share of the Loan, such Lender shall surrender any Note subject to such assignment, procure that the Administrative Agent provide notice to Borrower of such assignment and Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the respective Lender’s Ratable Share of the Loan, which such assignment must be provided to the Administrative Agent for its acceptance and recording in the Register (as defined below).

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(b)          The Administrative Agent (acting for this purpose solely on behalf of the Borrower) shall maintain at its address at which notices are to be given to it pursuant to Section 10.5 hereof a register for the recordation of the names and addresses of the Lenders and the Ratable Shares of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Loan Parties, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrower, any of the Loan Parties, or any Lender at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that the Loans (or Notes, as applicable) are considered to be issued in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of the Fundamental Documents to ensure that the Loans (or Notes, as applicable) will be considered to have been so issued.

(c)          Each assignee shall deliver to Borrower and the Administrative Agent the form of certificate described in Section 10.16 relating to federal income tax withholding.  Each Lender may furnish any publicly available information concerning any Borrower Affiliate Party and any other information concerning any Borrower Affiliate Party in the possession of such Lender from time to time to assignees (including prospective assignees); provided, that such assignees agree to be bound by the provisions of Section 10.11.

(d)          Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.1.1, 10.1.2 or 10.1.3. Subject to Section 10.10(e), the Borrower agrees that each Participant shall be entitled to the benefits and subject to the requirements of Sections 4.8.1, 4.8.2 and 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.10(a) (it being understood that the documentation required under Section 10.16 shall be delivered to the Lender who sells the participation); provided that such Participant agrees to be subject to the provisions of Sections 4.8.3 and 9.6 as if it were an assignee under Section 10.10(a). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.8.3 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.12 as though it were a Lender, provided such Participant agrees to be subject to Section 4.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e)          A Participant shall not be entitled to receive any greater payment under Section 4.8.1, 4.8.2 or 10.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

10.11     Confidentiality.

10.11.1  General.  The Administrative Agent and the Lenders each agree to keep confidential all information obtained from any Borrower Affiliate Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby.  The Administrative Agent and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality thereof, (ii) to assignees and participants as contemplated by Section 10.10, and prospective assignees who accept confidentiality obligations in writing as well as any Persons to which any Lender pledges or grants a security interest in any portion of its rights under this Agreement, or its Notes or the other Loan Documents who accept confidentiality obligations in writing, (iii) as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation, regulatory inquiries or proceeding, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions or (v) if Borrower shall have consented to such disclosure.

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10.11.2  Sharing Information with Affiliates of the Lenders.  The Borrower Affiliate Parties acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and, effective upon any such Person’s engagement for such service, each Borrower Affiliate Party hereby authorizes each Lender to share any information delivered to such Lender by the Borrower Affiliate Parties pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of Section 10.11.1 as if it were a Lender hereunder.

10.11.3  Nonliability of Lenders.  The relationship between Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower Affiliate Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower Affiliate Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower Affiliate Party to review or inform any Borrower Affiliate Party of any matter in connection with any phase of any Borrower Affiliate Party’s business or operations.  Borrower agrees, on behalf of itself and each other Borrower Affiliate Party, that neither the Administrative Agent nor any Lender shall, in its capacity as such, have liability to any Borrower Affiliate Party (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower Affiliate Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED IN CONNECTION WITH THIS AGREEMENT, OTHER THAN RESULTING FROM SUCH LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR SHALL ANY LENDER HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER ON BEHALF OF ITSELF AND EACH OTHER Borrower Affiliate PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower Affiliate Parties and the Lenders.

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10.12    Counterparts.  This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.13    Administrative Agent’s or Lender’s Consent.  Whenever the Administrative Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Administrative Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

10.14    Exceptions.  The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.15    CONSENT TO FORUM; WAIVER OF JURY TRIAL.  EACH OF BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF THE NEW YORK SUPREME COURT SITTING IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PERSONS AT THE ADDRESSES PROVIDED FOR IN SECTION 10.5 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  EACH OF BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.  EACH OF BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

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10.16    Tax Withholding Clause.  Each Lender or assignee of a Lender (and, upon the written request of the Administrative Agent, each other Lender or assignee of a Lender) agrees that it will deliver to each of Borrower and the Administrative Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. Such delivery may be made by electronic transmission as described in §1.1441-1(e)(4)(iv) of the Regulations if the Administrative Agent establishes an electronic delivery system. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8BEN-E; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to Borrower and the Administrative Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Administrative Agent). Each Lender of assignee which so delivers a valid Withholding Certificate further undertakes to deliver to each of Borrower and the Administrative Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or the Administrative Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, United States withholding tax, Borrower or the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate with respect to any payments under the Loan Documents if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, the Administrative Agent shall be indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Internal Revenue Code. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to each of Borrower and the Administrative Agent upon the request of either of such parties at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. EACH LENDER AGREES TO INDEMNIFY THE ADMINISTRATIVE AGENT AND HOLD THE ADMINISTRATIVE AGENT HARMLESS FOR THE FULL AMOUNT OF ANY AND ALL PRESENT OR FUTURE TAXES AND RELATED LIABILITIES INCLUDING PENALTIES, INTEREST, ADDITIONS TO TAX AND EXPENSES, AND ANY TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE TO THE ADMINISTRATIVE AGENT UNDER THIS SECTION 10.16 WHICH ARE IMPOSED DUE TO SUCH LENDER’S FAILURE TO COMPLY WITH THIS SECTION 10.16 AND WHICH ARE IMPOSED ON OR WITH RESPECT TO PRINCIPAL, INTEREST OR FEES PAYABLE TO SUCH LENDER HEREUNDER AND WHICH ARE NOT PAID BY BORROWER WHETHER OR NOT SUCH TAXES OR RELATED LIABILITIES WERE CORRECTLY OR LEGALLY ASSERTED.  THIS INDEMNIFICATION SHALL BE MADE WITHIN 30 DAYS FROM THE DATE THE ADMINISTRATIVE AGENT MAKES WRITTEN DEMAND THEREFOR. In the event that Borrower indemnifies the Administrative Agent for (x) any withholding taxes imposed under FATCA attributable to a Lender or (y) any taxes attributable to a Lender’s failure to comply with this Section 10.16, such Lender shall reimburse Borrower for the full amount of such indemnification within 30 days from the date Borrower makes written demand therefor.

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10.17    No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower Affiliate Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

Green Brick PARTNERS, Inc.,
as Borrower

By:	/s/ James R. Brickman
Name:	James R. Brickman
Title:	Authorized Signatory

Loan Agreement Signature Page

GREENLIGHT APE, LLC
as Administrative Agent

By:	Greenlight Capital, Inc., its Manager

	By:	/s/ Daniel Roitman/Harry Brandler
	Name:	Daniel Roitman/Harry Brander
	Title:	Chief Operating Officer/Chief Financial Officer

Loan Agreement Signature Page

GREENLIGHT CAPITAL QUALIFIED, LP, as a Lender

By:	Greenlight Capital, Inc., its investment manager

By:	/s/ Daniel Roitman/Harry Brandler
Name:	Daniel Roitman/Harry Brander
Title:	Chief Operating Officer/Chief Financial Officer

GREENLIGHT CAPITAL, LP, as a Lender

By:	Greenlight Capital, Inc., its investment manager

By:	/s/ Daniel Roitman/Harry Brandler
Name:	Daniel Roitman/Harry Brander
Title:	Chief Operating Officer/Chief Financial Officer

GREENLIGHT CAPITAL OFFSHORE PARTNERS, as a Lender

By:	Greenlight Capital, Inc., its investment advisor

By:	/s/ Daniel Roitman/Harry Brandler
Name:	Daniel Roitman/Harry Brander
Title:	Chief Operating Officer/Chief Financial Officer

Loan Agreement Signature Page

GREENLIGHT REINSURANCE, LTD., as a Lender

By:	DME Advisors, LP, its investment advisor

By:	/s/ Daniel Roitman/Harry Brandler
Name:	Daniel Roitman/Harry Brander
Title:	Chief Operating Officer/Chief Financial Officer

GREENLIGHT CAPITAL (GOLD), LP, as a Lender

By:	DME Capital Management, LP, its investment manager

By:	/s/ Daniel Roitman/Harry Brandler
Name:	Daniel Roitman/Harry Brander
Title:	Chief Operating Officer/Chief Financial Officer

GREENLIGHT CAPITAL OFFSHORE MASTER (GOLD), LTD., as a Lender

By:	DME Capital Management, LP, its investment advisor

By:	/s/ Daniel Roitman/Harry Brandler
Name:	Daniel Roitman/Harry Brander
Title:	Chief Operating Officer/Chief Financial Officer

Loan Agreement Signature Page

SCHEDULE 1.1(A)

COMMITMENTS OF LENDERS

	Lender	Commitment
GCQP	GREENLIGHT CAPITAL QUALIFIED, LP	$33,005,000
GCLP	GREENLIGHT CAPITAL, LP	$5,798,000
GCO	GREENLIGHT CAPITAL OFFSHORE PARTNERS	$58,115,000
GRL	GREENLIGHT REINSURANCE, LTD.	$21,561,000
GGLP	GREENLIGHT CAPITAL (GOLD), LP	$15,749,000
GGOM	GREENLIGHT CAPITAL OFFSHORE MASTER (GOLD), LTD.	$15,772,000
	Total	$150,000,000